UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

DANAHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2009

To the Shareholders:

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (“Danaher”), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C., on May 5, 2009 at 3:00 p.m., local time, for the following purposes:

1.	To elect the four directors named in the attached proxy statement to hold office for a term of three years and until their successors are elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2009.

3.	To approve certain amendments to Danaher’s 2007 Stock Incentive Plan

4.	To act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt specified principles relating to the employment of any named executive officer, if properly presented at the meeting

5.	To act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following termination of their employment, if properly presented at the meeting.

6.	To act upon a shareholder proposal requesting that Danaher’s Board of Directors issue a report identifying policy options for eliminating exposure of the environment and dental consumers to mercury from dental amalgams sold by Danaher, if properly presented at the meeting.

7.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2009 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING. Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2009.

This proxy statement and the accompanying annual report are available at:

http://www.danaher.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

March 20, 2009

PROXY STATEMENT

DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

2009 ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2009 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. on May 5, 2009 at 3:00 p.m., local time, and at any and all adjournments thereof. Danaher’s principal address is 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The date of mailing of this Proxy Statement is on or about March 20, 2009. The purpose of the meeting is to: elect the four directors named in the attached proxy statement to hold office for a term of three years and until their successors are elected and qualified; ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2009; approve certain amendments to Danaher’s 2007 Stock Incentive Plan; act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt specified principles relating to the employment of any named executive officer, if properly presented at the meeting; act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following termination of their employment, if properly presented at the meeting; act upon a shareholder proposal requesting that Danaher’s Board of Directors issue a report identifying policy options for eliminating exposure of the environment and dental consumers to mercury from dental amalgams sold by Danaher, if properly presented at the meeting; and consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with Danaher’s Bylaws, the Board has fixed the close of business on March 9, 2009 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. Proxies will be voted as specified in the shareholder’s proxy. In the absence of specific instructions, proxies will be voted (1) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board, (2) FOR ratification of the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2009, (3) FOR the amendments to Danaher’s 2007 Stock Incentive Plan, (4) AGAINST the shareholder proposal requesting the adoption of specified principles relating to the employment of any named executive officer, (5) AGAINST the shareholder proposal requesting the adoption of a policy requiring senior executives to retain a significant percentage of shares acquired through equity compensation programs until two years following termination of their employment, (6) AGAINST the shareholder proposal requesting the issuance of a report identifying policy options for eliminating exposure of the environment and dental consumers to mercury from dental amalgams sold by Danaher, and (7) in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment thereof. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution.

The proxies being solicited hereby are being solicited by Danaher’s Board. The total expense of the solicitation will be borne by Danaher, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Danaher, who will receive no additional compensation for their services. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

The only outstanding securities of Danaher entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value. As of the close of business on March 9, 2009, the record date for determining the shareholders of Danaher entitled to vote at the Annual Meeting, 318,704,681 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher. Each outstanding share of Danaher Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. With respect to Proposals 3, 4, 5 and 6, brokers or other nominees that are New York Stock Exchange member organizations are prohibited from voting unless they receive specific instructions from the beneficial owner of the shares. Broker non-votes will not affect the required vote with respect to Proposals 4, 5 and 6 but, as discussed below, could affect the required vote with respect to Proposal 3.

If a quorum is present, the vote required to approve each of the proposals is as follows:

•

With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

•

For Proposals 2, 3, 4, 5 and 6, the affirmative vote of a majority of the shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of a particular proposal and, accordingly, have the effect of a vote against the proposal. In addition, in order for Proposal 3 to be approved, the New York Stock Exchange listing standards require that the total votes cast must represent more than 50% of the Danaher Common Stock issued, outstanding and entitled to vote at the Annual Meeting (with abstentions counting as votes cast and broker non-votes not counting as votes cast). As a result, the failure to give your broker instructions for how to vote on Proposal 3 could, depending on the number of votes cast, result in the proposal not being adopted.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by telephone, over the Internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the annual meeting and voting your shares at the meeting. You may obtain directions to the annual meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850. Most

Danaher stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Danaher a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy. All votes will be counted by an independent inspector of election appointed for the meeting.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or telephoning 1-800-542-1061. The revocation of your consent to householding will be effective 30 days after its receipt. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Danaher Corporation, Attn: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006; telephone us at 202-828-0850; or email us at ir@danaher.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report to stockholders at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials in the future, you may contact us at the above address, telephone number or email address.

If you participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Retirement and Savings Plan or the Danaher Corporation & Subsidiaries Savings Plan (collectively, the “Savings Plans”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by April 30, 2009, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 9, 2009, the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (3) all executive officers and directors of Danaher as a group. As of March 9, 2009, 318,704,681 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 9, 2009.

Name	Number of Shares Beneficially Owned (1)		Percent Of Class (1)
Mortimer M. Caplin	339,638	(2)	*
H. Lawrence Culp, Jr.	3,329,368	(3)	*
Donald J. Ehrlich	97,200	(4)	*
Linda P. Hefner	14,657	(5)	*
Walter G. Lohr, Jr.	349,336	(6)	*
Mitchell P. Rales	28,207,684	(7)	8.9%
Steven M. Rales	31,081,748	(8)	9.8%
John T. Schwieters	24,001	(9)	*
Alan G. Spoon	45,054	(10)	*
Daniel L. Comas	283,928	(11)	*
Thomas P. Joyce, Jr.	285,234	(12)	*
Philip W. Knisely	1,109,173	(13)	*
James A. Lico	311,572	(14)	*
T. Rowe Price Associates, Inc.	37,688,641	(15)	11.8%
FMR Corp.	22,900,360	(16)	7.2%
All executive officers and directors as a group (18 persons)	65,931,720	(17)	20.3%

(1)

Pursuant to the definition of beneficial ownership, balances credited to an officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”), which could under the terms of the EDIP be converted into shares of Danaher Common Stock within 60 days of March 9, 2009, are reflected in the table. EDIP participants generally have the right to terminate employment at any time and at their election receive an immediate distribution of their vested EDIP balance in the form of Danaher Common Stock. For purposes of the table, the number of shares of Danaher Common Stock attributable to a person’s EDIP account is equal to (all amounts rounded to the next lowest whole share) (1) the person’s outstanding EDIP balance as of March 9, 2009 (to the extent such balance is vested or will become vested within 60 days of March 9, 2009), divided by (2) the closing price of Danaher Common Stock as reported on the New York Stock Exchange on March 9, 2009 ($48.03 per share). For purposes of the table, the number of shares attributable to each executive officer’s 401(k) account is equal to (all amounts rounded to the next lowest whole share) (a) the officer’s balance, as of March 9, 2009, in the Danaher stock fund included in the executive officer’s 401(k) account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher Common Stock as reported on the New York Stock Exchange on March 9, 2009. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher Common Stock and cash, and as such does not allocate a specific number of shares of Danaher Common

Stock to each participant. The table also includes shares that may be acquired upon (x) exercise of options that are exercisable within 60 days of March 9, 2009, or (y) vesting of restricted stock units (“RSUs”) that vest within 60 days of March 9, 2009.

(2)	Includes options to acquire 40,000 shares and 237,240 shares, in each case owned by a revocable trust of which Mr. Caplin and his spouse are the sole trustees, 46,960 shares owned by grantor retained annuity trusts of which Mr. Caplin is trustee and the sole annuitant, 14,148 shares held by a charitable foundation of which Mr. Caplin is director and president, and 1,290 phantom shares attributable to Mr. Caplin’s account under the Non-Employee Directors’ Deferred Compensation Plan. The 237,240 shares owned outright by the revocable trust are pledged to a bank as security. Mr. Caplin disclaims beneficial ownership of the shares held by the charitable foundation.

(3)	Includes options to acquire 2,650,000 shares held directly by Mr. Culp and options to acquire 500,000 shares held by a limited liability company of which Mr. Culp and a family trust are the sole members, 1,833 shares attributable to Mr. Culp’s 401(k) account and 150,082 shares attributable to Mr. Culp’s EDIP account.

(4)	Includes options to acquire 40,000 shares, 16,000 shares owned by Ripple Creek Limited Partnership, of which Mr. Ehrlich is a general partner, 6,400 shares owned by an IRA for the benefit of Mr. Ehrlich and 1,000 shares owned by Mr. Ehrlich’s spouse. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

(5)	Includes options to acquire 12,000 shares. The 2,657 shares owned outright by Ms. Hefner are pledged as security under a real property mortgage.

(6)	Includes options to acquire 40,000 shares. Also includes 32,000 shares held by a charitable foundation of which Mr. Lohr is president, and 53,336 shares held by Mr. Lohr as trustee of a trust for his children, as to each of which Mr. Lohr disclaims beneficial ownership.

(7)	Includes 4,714,617 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 428,040 shares owned by an IRA for the benefit of Mr. Rales, 1,000,000 shares owned by grantor retained annuity trusts as to which Mr. Rales is trustee and the sole annuitant and 65,027 shares attributable to Mr. Rales’ 401(k) account. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member, and 2,000,000 of the shares held directly by Mr. Rales, are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. 2,012,284 of the shares of Danaher Common Stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales, and Mr. Rales is in compliance with this loan. The business address of Mitchell Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 59,289,432 shares, or 18.6% of the Danaher Common Stock.

(8)	Includes 9,007,370 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 3,378 shares attributable to Mr. Rales’ 401(k) account and 71,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member, and 2,000,000 of the shares held directly by Mr. Rales, are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. 2,000,000 of the shares of Danaher Common Stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales, and Mr. Rales is in compliance with this loan. The business address of Steven Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 59,289,432 shares, or 18.6% of the Danaher Common Stock.

(9)	Includes options to acquire 20,000 shares. The 4,001 shares owned outright by Mr. Schwieters are held in a margin account.

(10)	Includes options to acquire 40,000 shares and 1,053 phantom shares attributable to Mr. Spoon’s account under the Non-Employee Directors’ Deferred Compensation Plan.

(11)	Includes options to acquire 270,000 shares, 3,256 shares attributable to Mr. Comas’ 401(k) account, 5,422 shares attributable to Mr. Comas’ EDIP account and 2,264 shares held by Mr. Comas’ spouse. Mr. Comas disclaims beneficial ownership of the shares held by his spouse.

(12)	Includes options to acquire 220,000 shares, 10,000 shares underlying RSUs, 23,696 shares attributable to Mr. Joyce’s 401(k) account and 27,516 shares attributable to Mr. Joyce’s EDIP account.

(13)	Includes options to acquire 1,096,193 shares, 2,391 shares attributable to Mr. Knisely’s EDIP account and 5,010 shares held jointly by Mr. Knisely and his spouse.

(14)	Includes options to acquire 273,733 shares, 13,333 shares underlying RSUs, 4,947 shares attributable to Mr. Lico’s 401(k) account and 16,235 shares attributable to Mr. Lico’s EDIP account.

(15)	The amount shown and the following information is derived from Schedule 13G dated February 13, 2009 filed by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2008. According to the Schedule 13G, Price Associates has sole voting power over 10,872,127 shares and sole dispositive power over 37,594,041 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(16)	The amount shown and the following information is derived from Schedule 13G dated February 12, 2009 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2008. Pursuant to the Schedule 13G, 21,765,940 of the shares reported (including 1,890 shares which may be acquired by the holder at any time upon conversion of $130,000 principal amount of Danaher’s zero coupon Liquid Yield Option Notes due 2021 (the “LYONs”)) are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise investment power and the Fidelity Funds’ Boards of Trustees exercises voting power; 2,760 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 27,108 shares (including 4,608 shares which may be acquired by the holder at any time upon conversion of $317,000 principal amount of Danaher’s LYONs) are owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 415,718 shares (including 291 shares which may be acquired by the holder at any time upon conversion of $20,000 principal amount of Danaher’s LYONs) are owned by Pyramis Global Advisors Trust Company, a bank and a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 311,208 of such shares; and the remaining 688,834 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR LLC, as to which shares Fidelity International Limited exercises sole investment and voting power. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Includes options to acquire 5,368,726 shares, 57,333 shares underlying RSUs, 148,011 shares attributable to executive officers’ 401(k) accounts and 276,917 shares attributable to executive officers’ EDIP accounts. In addition to the shares identified in the footnotes above as being pledged as security, an additional 79,030 of the aggregate shares beneficially owned by directors and executive officers are pledged as security.

*	Represents less than 1% of the outstanding Danaher Common Stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF DANAHER

Danaher’s Certificate of Incorporation provides that the Board is divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors at ten. At the 2009 Annual Meeting, shareholders will be asked to elect the four directors set forth below to serve until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified. The Board has nominated Mortimer M. Caplin, Donald J. Ehrlich, Linda P. Hefner and Walter G. Lohr, Jr. to serve as directors in the class whose term expires in 2012. Messrs. Steven M. Rales, John T. Schwieters and Alan G. Spoon will continue to serve as directors in the class whose term expires in 2010. Messrs. Mitchell P. Rales and H. Lawrence Culp, Jr. will continue to serve as directors in the class whose term expires in 2011.

The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms are scheduled to expire are set forth below. In the event a nominee shall decline or be unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

NOMINEES FOR ELECTION AT THIS YEAR’S ANNUAL MEETING

TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2012

Name	Age	Principal Occupation	Director Since
Mortimer M. Caplin (a,b)	92	Member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years; director of Presidential Realty Corporation.	1990

Donald J. Ehrlich (a,b)	71	President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 to July 2008; consultant to Wabash National Corp., a manufacturer of standard and customized truck trailers, from July 2001 to July 2004.	1985

Linda P. Hefner (c)	49	Executive Vice President and General Manager of the Home Division of Wal-Mart Stores Inc., an operator of retail stores, since May 2007; Executive Vice President, Global Strategy and Business Development for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages, from May 2004 through December 2006; served in various management positions with Sara Lee Corporation, a manufacturer and marketer of food and household products, from 1989 to May 2004.	2005

Walter G. Lohr, Jr. (c)	65	Partner of Hogan & Hartson, a law firm in Baltimore, in Baltimore, Maryland for over five years.	1983

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

Name	Age	Principal Occupation	Director Since	Term Expires
Steven M. Rales (d)	57	Chairman of the Board of Danaher since 1984; for more than the past five years, he has been a principal in private and public business entities in the areas of manufacturing and film production.	1983	2010

John T. Schwieters (a,c)	69	Vice Chairman of Perseus, LLC, a merchant bank and private equity fund management company, since April 2000; director of Smithfield Foods, Inc., and Choice Hotels International, Inc.	2003	2010

Alan G. Spoon (b)	57	Managing General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000; director of IAC/InterActiveCorp.	1999	2010

H. Lawrence Culp, Jr.	46	President and Chief Executive Officer of Danaher since May 2001; director of GlaxoSmithKline plc.	2001	2011

Mitchell P. Rales (d)	52	Chairman of the Executive Committee of Danaher since 1990; for more than the past five years, he has been a principal in private and public business entities in the manufacturing area. Mr. Rales also serves as a director of Colfax Corporation.	1983	2011

(a)	Member of the Audit Committee of the Board of Directors.

(b)	Member of the Compensation Committee of the Board of Directors.

(c)	Member of the Nominating and Governance Committee of the Board of Directors

(d)	Mitchell Rales and Steven Rales are brothers.

CORPORATE GOVERNANCE

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the New York Stock Exchange. The Board has affirmatively determined that other than Messrs. Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr., each of whom is an executive officer of Danaher, all of the remaining six members of the Board, consisting of Ms. Hefner and Messrs. Caplin, Ehrlich, Lohr, Schwieters and Spoon, are independent within the meaning of the listing standards of the New York Stock Exchange. The Board had previously concluded that A. Emmet Stephenson, Jr., who retired from the Board as of May 6, 2008, was also independent within the meaning of the listing standards of the New York Stock Exchange. Mr. Stephenson served on the Compensation Committee prior to his retirement in 2008. The Board concluded that none of the independent directors possesses any of the bright-line relationships set forth in the listing standards of the New York Stock Exchange that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

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With respect to Mr. Lohr, the Board considered the fact that Mr. Lohr and other attorneys at the Hogan & Hartson law firm (at which Mr. Lohr is a partner) provide legal services to Messrs. Steven Rales and Mitchell Rales and entities controlled by them. The Board concluded that the relationship does not constitute a material relationship because it has not impaired and does not impair Mr. Lohr’s independent judgment in connection with his duties and responsibilities as a director of Danaher. The aggregate amount of legal services provided by Hogan & Hartson in 2008 to the Rales’ and their affiliates, was less than one percent of Hogan & Hartson’s annual revenues.

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With respect to Ms. Hefner, the Board considered the fact that Ms. Hefner is an officer of Wal-Mart and that certain of Danaher’s subsidiaries sold products to and purchased products from Wal-Mart in 2008 on commercial terms. The Board concluded that none of these transactions constitutes a material relationship because all of the sales and purchases were conducted in the ordinary course of business and on an arm’s-length basis and Ms. Hefner had no role in the decision-making at Wal-Mart or Danaher with respect to such transactions. The amount of sales and purchases in 2008 was in each case less than one percent of the annual revenues of each of Danaher and Wal-Mart.

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With respect to Mr. Ehrlich, the Board considered the fact that certain of his immediate family members during 2008 were employed by businesses that on a commercial basis purchased products from certain of Danaher’s subsidiaries in 2008. The Board concluded that none of these transactions constitutes a material relationship because all of the sales were conducted in the ordinary course of business and on an arm’s-length basis and neither Mr. Ehrlich nor any of the immediate family members had any role in the decision-making at Danaher or such other companies with respect to such transactions. In each case, the amount of sales in 2008 was less than one percent of the annual revenues of each of Danaher and the other company.

Majority Voting for Directors

Our Bylaws provide for majority voting in director elections, and our Board has adopted a director resignation policy. Under the policy, the Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective if the individual does not receive a majority of the votes cast in an uncontested election. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Board of Directors and Committees of the Board

General. The Board had a total of nine meetings during 2008. All directors attended at least 75% of the meetings of the Board and of the Committees of the Board on which they served during 2008.

Audit Committee. The Audit Committee operates pursuant to a written charter. The Committee assists the Board in overseeing the integrity of Danaher’s financial statements, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors, and the performance of Danaher’s internal audit function and independent auditors. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Board has determined that all of the members of the Audit Committee are independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange, that Mr. Schwieters and Mr. Ehrlich each qualify as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met eight times during 2008.

Compensation Committee. The Compensation Committee operates pursuant to a written charter. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, independent under the New York Stock Exchange listing standards. The Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

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reviews and discusses with Company management the Compensation Discussion & Analysis (CD&A) included in the Company’s annual meeting proxy statement and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

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reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans; and

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements.

The Compensation Committee met 14 times during 2008. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2008. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Chairman of the Committee, Mr. Ehrlich, works with our CEO to schedule the Committee’s meetings and set the agenda for each meeting. Our CEO, Senior Vice President and General Counsel, and Associate General Counsel and Secretary generally attend the Committee meetings and support the Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters; participates in the Committee’s discussions regarding the compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance; and provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent. Danaher’s human resources department also provides the Committee with such data relating to executive compensation as requested by the Committee. The Committee typically meets in executive session, without the presence of management, in conjunction with each regularly scheduled meeting.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engages F. W. Cook & Co., Inc. as the Committee’s compensation consultant. F.W. Cook takes its direction solely from the Committee. F.W. Cook’s primary responsibilities in 2008 were to (1) assist the Committee in the modification of the peer group used for purposes of comparing executive compensation data, (2) provide a review of the Company’s executive compensation program, including a comparison of compensation levels for the Company’s named executive officers to external market rates to determine whether pay levels are competitive with the market for senior level talent, and (3) provide advice to the Committee in connection with the Company’s potential adoption of certain compensation-related policies. The Committee does not place any material limitations on the scope of the feedback provided by the compensation consultant. In the course of discharging its responsibilities, F.W. Cook may from time to time and with the Committee’s consent, request from management certain data regarding compensation amounts and practices and the nature of the company’s executive officer responsibilities. F.W. Cook has not performed and will not perform any services for Danaher other than the services provided to or at the direction of the Committee.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written charter. The Committee assists the Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and determining the size and composition of the Board and its committees, oversees the operation of Danaher’s corporate governance guidelines (including the annual Board and committee self-assessment process), evaluates the overall effectiveness of the Board and its committees, reviews and makes recommendations to the Board regarding director compensation, and administers Danaher’s related person transactions policy. The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Governance Committee met six times in 2008.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members; other Board members; management; shareholders; and/or by any third-party director search firm that the Committee may retain from time to time to assist in the identification of candidates. During 2008 and 2009, the Committee has retained the services of an executive search firm to help identify and evaluate potential director candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee’s determination of whether to conduct a full evaluation is based primarily on the Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described below and any such other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, if any, and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee.

If the Committee determines that a prospective nominee that has been identified other than in connection with a director search process initiated by the Committee warrants additional consideration, or if the Committee has initiated a director search process and a retained third party director search firm or other party has identified one or more prospective nominees, the Committee will evaluate such prospective nominees against the standards and qualifications set out in Danaher’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of Danaher’s business;

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the extent to which the interplay of the prospective nominee’s skills, knowledge, expertise and background with that of the other Board members will help build a Board that is effective in collectively meeting Danaher’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Committee also considers such other factors as it may deem relevant and appropriate, including the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for Audit Committee and/or Compensation Committee expertise and the evaluations of other prospective nominees. If the Committee determines that a prospective nominee warrants still further consideration, one or more members of the Committee (and other members of the Board as appropriate) will interview the prospective nominee in person or by telephone. After completing this evaluation and interview process, if the Committee deems it appropriate it will recommend that the Board appoint one or more prospective nominees to the Board or nominate one or more such candidates for election to the Board.

The Committee also reviews and makes recommendations to the Board regarding non-management director compensation. In connection with its periodic evaluations of non-management director compensation, the Committee reviews the compensation practices for non-management directors within Danaher’s peer group. For a description of the annual cash compensation paid to each non-management director, please see “Director Compensation—Director Summary Compensation Table.” Each non-management director receives an annual stock option grant at the Compensation Committee’s regularly scheduled July meeting. The exercise price for stock option awards under the plan is equal to the closing price of Danaher’s Common Stock on the date of grant (or a specified later date), and all options awarded to non-management directors are immediately exercisable.

Executive Sessions of Non-Management Directors

The non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet at least twice per year in regularly scheduled executive sessions. The sessions are scheduled and chaired by the chair of the Nominating and Governance Committee.

Director Attendance at Annual Meetings

Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. In 2008, nine members of the Board attended the annual meeting.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The letter should indicate whether the sender is a Danaher shareholder.

Standards of Conduct

We have adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Standards of Conduct are available in the Investor section of our website at www.danaher.com. Shareholders may request a free copy of the Standards of Conduct from: Danaher Corporation, Attention: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

We intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the Investor section of our website, at www.danaher.com, within four business days following the date of such amendment or waiver.

Corporate Governance Guidelines and Committee Charters

We have adopted Corporate Governance Guidelines, which are available in the Investor—Corporate Governance section of our website at www.danaher.com. The charters of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board are also available in the Investor—Corporate Governance section of our website at www.danaher.com. Shareholders may request a free copy of these committee charters and the Corporate Governance Guidelines from the address set forth above under “—Standards of Conduct.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the “named executive officers.”

Overview and Objectives

The goal of our compensation program for named executive officers is to build long-term value for our shareholders. Toward this goal, under the direction of the Compensation Committee (“Committee”) of our Board of Directors we have developed an executive compensation program designed to:

•	attract and retain talented executives capable of performing at the levels we expect;

•	motivate executives to perform consistently over the long-term at or above the levels that we expect; and

•	tie compensation to the achievement of near-term and long-term corporate goals that we believe best advance the long-term interests of shareholders.

To achieve these objectives we have developed a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a strong bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

Determining Named Executive Officer Compensation

The Committee exercises its judgment in making executive compensation decisions. Within the overall framework of the objectives discussed above, the factors that generally shape particular executive compensation decisions are the following:

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The executive’s relative level of responsibility within Danaher and the impact of his or her position on Danaher’s performance. The Committee believes that both the amount of compensation and the “at-risk” nature of the compensation should increase with the level of responsibility. We have structured our long-term compensation to be subject to greater risk than the long-term compensation awarded by many of our peers, because we pay none of our long-term compensation in cash and we believe the vesting terms for our equity awards are longer than typical for our peer group.

•	The executive’s record of performance, long-term potential and tenure with Danaher.

•	Danaher’s operational and financial performance, on an absolute basis and relative to its peers.

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Our assessment of the competitive marketplace. As a result of our history of operating performance and shareholder value creation, our history of successfully applying the Danaher Business System and the significant resources we devote to training our executives in the Danaher Business System, we believe that our officers are particularly valued by other companies. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers capable of leading a significantly larger company, which makes them particularly attractive to other companies, including larger companies with greater resources.

Though the philosophy and goals of our compensation program have remained consistent over time, the Committee considers the factors above within the context of the then-prevailing economic environment and the Committee may adjust the terms and/or amounts of compensation elements in an effort to ensure that they continue to reflect our philosophy and goals. In the context of the current economic circumstances, the Committee recognizes that it will be more difficult for management to achieve period-to-period increases in Adjusted EPS (defined below) comparable to the increases realized in prior years, which may have a moderating impact on the amounts payable under the Company’s annual incentive award program. However, the Committee also recognizes that the long-term elements of our compensation program are designed to motivate sustained, long-term performance and the creation of shareholder value over the long-term, and the Committee does not believe it is appropriate to significantly change its long-term compensation program in response to the current economic environment. The Committee also recognizes that the Company’s performance relative to peers may be an increasingly important factor in light of the current economic circumstances.

Analysis of 2008 Named Executive Officer Compensation

Our 2008 executive compensation program consisted of four elements:

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Awards	Stock options with extended time-based vesting periods	• Attract, retain and motivate skilled executives and encourage loyalty to Danaher • Encourage long-term operational and financial performance that we believe will build long-term shareholder value

Performance-based restricted stock units (RSUs) with extended time-based vesting periods

•        Attract and retain skilled executives and encourage loyalty to Danaher

•        Encourage long-term operational and financial performance that we believe will build long-term shareholder value

•        Make our total executive compensation plan competitive, given the increasing prevalence of RSUs and restricted shares in the compensation packages of our peer group

•        Use fewer shares to convey value than options would, to reduce shareholder dilution

Annual Incentive Award	Cash	• Motivate executives to achieve near-term corporate goals in key areas of operational and financial performance • Attract, motivate and retain skilled executives

Element	Form of Compensation	Primary Objectives
Base Salary	Cash	• Minimize competitive disadvantage, while also minimizing the percentage of an executive’s compensation that is not dependent on company and/or individual performance

Other Compensation	Employee benefit plans; severance and change-of-control benefits; perquisites	• Make our total executive compensation plan competitive

In determining the appropriate mix of compensation elements for each named executive officer for 2008, the Committee considered the factors referred to above under “—Determining Named Executive Officer Compensation” and exercised its judgment.

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The most significant component of compensation for each named executive officer for 2008 was long-term, equity-based compensation with extended time-based vesting periods. Based on Danaher’s past experience we believe that this type of compensation is most effective in accomplishing all three of the objectives set forth under “—Overview and Objectives.”

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Annual cash incentive compensation, the at-risk element of an executive’s annual compensation, was the next most significant component of compensation for each named executive officer. We believe its focus on near-term goals and the cash nature of the awards complement the longer-term, equity-based compensation elements of the program.

•	Finally, consistent with our philosophy, in 2008 we sought to pay sufficient base salary and other compensation to avoid competitive disadvantage in the marketplace for skilled executives.

The Committee believes that the Company’s executive compensation program supports the executive compensation objectives described above without encouraging management to take unreasonable risks with respect to Danaher’s business. The Committee believes that the program’s bias toward long-term, equity based compensation coupled with vesting terms that we believe are longer than typical for our peer group; the use of both options and RSUs; and our stock ownership guidelines all encourage management to take a long-term view of Danaher’s performance and discourage unreasonable risk-taking.

Long-Term Incentive Awards

Philosophy. The long-term incentive awards that the Committee grants consist of stock options with extended time-based vesting criteria, and performance-based RSUs with extended time-based vesting criteria.

The Committee believes that stock options promote the objectives of our executive compensation program in the following ways:

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Long time-based vesting periods are a hallmark of both our executive stock option and RSU awards. The extended vesting terms of these awards encourage officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term corporate objectives.

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We believe our stock option award program has contributed significantly to our historical record of operational and financial performance. That performance record, in turn, has generally made our stock option awards very valuable over the long-term. Notwithstanding the fact that recent stock market declines have diminished the value of options granted in recent years, given the long tenure of our named executive officers each holds unexercised stock options that as of the record date remain in-the-money. Stock options have been our most effective, overall compensation tool in recruiting, motivating and retaining skilled officers and we believe they will continue to be so over the long-term.

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Stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. This links stock option compensation directly to shareholder value creation.

The Committee believes that stock options are the most effective, overall compensation tool at its disposal. To balance upside potential with volatility risk, however, it awards executives a combination of stock options and RSUs because RSUs offer certain benefits that complement the benefits of stock options, as described in the chart above. Given that RSUs may not offer the same level of performance motivation as stock options, our RSU’s are subject to performance-based as well as time-based vesting criteria, although the Committee views the performance criteria as ancillary in importance to the time-based vesting requirement. The performance criteria applicable to the RSUs awarded to our named executive officers in 2008 are described in the footnotes to the “Outstanding Equity Awards at 2008 Fiscal Year-End” table.

Grant practices. The Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”). For a description of the 2007 Plan (and the 1998 Stock Option Plan, which governs most executive equity awards granted on or prior to May 15, 2007), please see “Executive Compensation—Employee Benefit Plans.”

The exercise price for stock option awards under the 2007 Plan (as under the 1998 Plan) equals the closing price of Danaher’s common stock on the date of grant (or on a specified later date). The Committee does not permit and has not permitted back-dating or re-pricing of equity awards. Executive equity awards are granted at a regularly scheduled Committee meeting, or at the time of an executive promotion or identification of a specific retention concern; the timing of equity awards is not coordinated with the release of material non-public information. Regularly scheduled meetings of the Committee are generally scheduled in advance of the calendar year in which they occur. The Committee’s general practice is to grant annual equity awards to executives at the Committee’s regularly scheduled meeting in February, because that is the time when the Committee reviews the performance of the executive officers and determines the other components of executive compensation.

Determining 2008 equity awards. In 2008, the Committee made equity grants to all of the named executive officers (except for Mr. Culp, who prior to 2009 received an equity award every three years and had last received an award in 2006), as described in the “Grants of Plan-Based Awards for Fiscal 2008” table. With the officer’s prior year grant value serving as the initial basis for consideration, the Committee identified the dollar value of the equity award to be delivered to the officer in 2008 (which also approximates the accounting expense associated with the award) based on the factors described below:

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The Committee reviewed peer group equity compensation data, focusing in particular on higher levels of equity compensation for the relevant position. The Committee also reviewed (1) the value of the officer’s outstanding, unvested equity awards to evaluate the extent to which such awards are providing sufficient retention incentives, and (2) the accumulated value of equity awards previously granted to the executive, including awards that have been exercised or vested and awards that remain outstanding.

•	The officer’s long-term potential, level of responsibility and performance record were critical factors in the Committee’s decision-making process.

•	To appropriately balance the risk/reward ratio, the Committee considered the amount of the award in light of the length of the time-based vesting provisions to be applied to the award.

The dollar value awarded to each officer was divided between stock options and RSUs on approximately a 60/40 basis, respectively. The Committee used its judgment to decide upon a 60/40 split between stock options and RSUs, believing that this proportion accomplished its objective of weighting the overall equity award modestly in favor of options and is easy to communicate to executives. The dollar value attributable to stock options was translated into a number of stock options based on an assumed option value equal to 40% of the closing price of Danaher’s common stock on the date of grant, which represents an approximation of the Black-Scholes value of such options. The dollar amount attributable to RSUs was translated into a number of RSUs based on the closing price of our common stock.

The equity compensation amounts for Danaher’s named executive officers in 2008 tended to be larger than the equity compensation that Danaher’s peers award to officers in comparable positions, because (1) we believe the vesting periods applicable to our awards are longer than typical for our peer group, (2) for high-level executives the Committee seeks to have equity-based compensation constitute a higher percentage of total compensation, and (3) the competitive demand for our executives requires that we make greater efforts to retain executives.

Determining 2009 equity awards. Prior to 2009, the Committee awarded Mr. Culp equity awards every three years (with the last such grant being in 2006), to enhance the retention effect of his equity awards. In February 2009, the Committee decided to grant Mr. Culp’s equity award on an annual basis and with the same vesting terms as applied to the other named executive officer grants. The Committee implemented this change because it believes that Mr. Culp’s overall compensation structure provides appropriate retention incentives, and because granting equity awards on an annual basis gives the Committee the flexibility to structure his awards in a way that takes into account year-to-year changes in circumstances.

The Committee awarded annual equity awards to Mr. Culp and certain of the Company’s other named executive officers in February 2009. In determining the amount and terms of the 2009 equity awards, the Committee considered the same factors described above relating to the 2008 awards, but considered them in light of the economic climate and the recent declines in the Company’s stock price. The Committee took the following considerations into account in particular:

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The Committee believes that the depressed values of public company stocks give competing businesses the opportunity to offer the Company’s executives large option grants at relatively low exercise prices. In addition, competitors may have more flexibility than we do in the size of the awards they can offer because they are not constrained by the dilutive impact and accounting expense attributable to the executive’s historical, outstanding equity awards. The diminished value of our officers’ outstanding, unvested equity awards compound this retention concern.

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The Committee considered the fact that adhering to a value-based methodology for determining award amounts during a time of declining stock prices would increase the share dilution attributable to the executive compensation program. However, the Committee also recognized that strong individual and operating performance does not always result immediately in shareholder value creation, and that the Company’s equity compensation program is designed to motivate sustained, long-term performance and the creation of shareholder value over the long-term. In light of these considerations and the retention considerations noted above, the Committee concluded that it was not appropriate to significantly change its long-term compensation program in response to the immediate economic environment.

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The Committee modestly adjusted the split between options and RSUs, splitting the target dollar value to be awarded to each officer on a 50/50 basis compared to the 60/40 split previously utilized. Though the Committee continues to believe that over the long-term stock options are the most effective compensation tool at its disposal, it also recognizes that the current volatility in the equity markets has moderated the retention benefits of options, at least in the near-term.

Annual Incentive Awards

2008 Annual Incentive Awards. The Company’s annual incentive awards consist of cash incentive compensation awards granted under Danaher’s 2007 Executive Cash Incentive Compensation Plan. Under the plan, the Committee is required to establish the performance formula for a particular year within the first 90 days of the year, and cannot thereafter change the performance formula. In March 2008, the Committee adopted a performance formula for determining the amounts to be paid to each named executive officer under the plan for 2008 (please see “—Employee Benefit Plans” for a summary of the 2007 Plan and “—Employment Agreements—2008 Annual Cash Incentive Compensation Formula” for a description of the 2008 performance formula). As discussed below, the Committee exercised its judgment in determining the elements of the 2008 performance formula and the payouts under the formula, focusing on the executive’s level of responsibilities and performance for the year, the amount of comparable compensation that peer companies would offer such officer and the amount of annual incentive compensation awarded to the executive in the prior year. The 2008 annual incentive awards for each of the named executive officers are set forth in the Summary Compensation Table.

The 2008 performance formula is the product of four elements: the officer’s base salary, multiplied or diminished (as applicable) by three, discrete factors:

Baseline annual bonus percentage. The first factor is the “baseline annual bonus percentage.” The committee sets this percentage for each officer at a level that (assuming the actual personal factor and company financial factor fall within the ranges experienced in recent years) would yield a payout that the Committee judges is appropriate based on the considerations noted in the preceding paragraph.

Company financial factor. The second factor is the company financial factor. This factor is intended to drive the achievement of near-term corporate performance. The company financial factor weights on an equal basis (1) year-over-year adjusted EPS growth, and (2) compounded annual adjusted EPS growth over the trailing three-year period, to ensure that the formula promotes consistent, sustainable growth. The plan formula amplifies the impact of EPS performance whether EPS performance is positive or (to a lesser degree) negative. The Committee uses adjusted EPS (“Adjusted EPS”) as the financial measure in this factor, because of the strong correlation between EPS growth and shareholder returns. Because the intent of this factor is to drive core operational performance, and to allow for evaluation of operating results on a consistent and comparable basis, the Committee adjusted GAAP EPS in a manner which focused on gains and charges that it believes are most directly related to company operating performance during the period (in addition, see the discussion below and “Employee Benefit Plans—2007 Executive Cash Incentive Compensation Plan” for a description of how the Committee used its negative discretion to modify Adjusted EPS for purposes of the 2008 performance formula). The Committee adjusts EPS in a similar manner in establishing the performance criteria applicable to RSU awards.

In determining the actual annual incentive awards for 2008 and the performance formula for 2009, the Committee determined to make two changes to the calculation of Adjusted EPS. The Committee concluded that restructuring charges are an item that should be considered in determining executive performance and compensation. Since the performance formula adopted at the beginning of 2008 provided for exclusion of restructuring charges from Adjusted EPS, the Committee exercised its negative discretion to reflect the impact of the Company’s fourth quarter 2008 restructuring charge on 2008 Adjusted EPS, thereby reducing the payment that otherwise would have been made. To the same end, the Committee modified the definition of Adjusted EPS in the 2009 performance formula so that it includes the impact of non-acquisition related restructuring charges. As a result, non-acquisition restructuring charges incurred in the performance period will adversely impact Adjusted EPS for the performance period, but such charges incurred during the periods preceding the performance period have the effect of reducing the hurdle because the formula is based on the degree of period-to-period improvement in Adjusted EPS. The Committee similarly adjusted the definition of Adjusted EPS used in the performance criteria that apply to RSU awards granted during and after February 2009. The Committee also modified the definition of Adjusted EPS for the 2009 performance formula to exclude the acquisition-related transaction costs and restructuring charges that would otherwise impact EPS as a result of the adoption of Statement of Financial Accounting Standard (SFAS) No. 141(R) at the beginning of 2009. This change has also been implemented with respect to the performance criteria applicable to RSUs granted during and after February 2009.

Personal factor. The third factor is the personal factor, which is a factor of 2.0 subject to reduction in the Committee’s discretion. This factor is intended to allow the Committee to adjust the final payout amount in its judgment based on individual performance and such other considerations as it deems appropriate. At the beginning of the year, the Committee establishes annual personal performance objectives for each officer. The executive’s performance against these objectives is one of the factors considered by the Committee in determining the personal factor.

At the beginning of 2008 the Committee established for each officer the annual personal performance objectives described below. The Danaher Business System philosophy is built upon the concept of continuous improvement and requires that we raise the performance bar each year for our executive team. As a result, the personal performance objectives for our executives that are based on quantitative targets are set at levels that the Committee and management believe are achievable, but that would require personal performance appreciably above the level of personal performance achieved by the executive in the prior year. Mr. Culp’s 2008 objectives consisted of quantitative goals relating to the degree of year-over-year operating improvements, cost reductions and return-on-invested-capital performance with respect to a specified business; and qualitative goals relating to core growth performance, including improvements in price realization and sales force effectiveness and improvements in the process and execution of growth breakthrough projects; Danaher Business System leadership, particularly relating to improvement of purchase price variance and indirect savings; strengthening of Danaher’s senior leadership team, including with respect to particular business units; and leadership with respect to the Company’s acquisition and divestiture activities. Mr. Comas’ 2008 objectives consisted of quantitative goals relating to indirect cost savings and relative performance; and qualitative goals relating to investor relations; human resource/organizational matters and performance results within specified corporate departments; acquisition and divestiture activity and portfolio optimization; and access to and efficient deployment of capital. Each of Messrs. Knisely, Lico and Joyce had 2008 objectives consisting of: quantitative goals for their respective businesses or one or more sub-units thereof relating to core revenue growth, core revenue growth from specified product development opportunities, working capital performance (including purchase price variance, on-time delivery performance and inventory turns) and human resource/organizational matters; and qualitative goals for their respective business groups or one or more sub-units thereof relating to human resource/organizational matters. In addition, Mr. Knisely had quantitative targets for a specified business relating to improvements in operating performance, specifically variable contribution margin and sales performance; Mr. Lico had quantitative goals relating to acquisition integration and cost reductions at a specified business, increasing revenue growth through pricing initiatives at specified businesses, and the relative financial performance of a specified business compared to its primary competitor, and qualitative goals relating to improvements in the sales organizations of specified businesses, human resource/organizational matters, improvements in commercialization and “go-to-market” strategies at specified businesses and the cultivation and execution of new customer and product opportunities at specified businesses; and Mr. Joyce had qualitative goals for specified businesses relating to human resource/organizational matters.

At the end of the year, the Committee used its judgment to determine an actual personal factor of less than 2.0 for each officer, taking into account the executive’s overall performance and performance against his objectives (considering in particular how each officer responded to and positioned the company to deal with the rapid deterioration of economic conditions in 2008), the amount of annual incentive compensation awarded to the executive in the prior year, the size of the company financial factor for the year (considering in particular the adverse impact that the global economic crisis beginning in the latter half of 2008 had on the 2008 company financial factor), and the amount of total annual cash compensation that peer companies would offer such officer.

2009 Annual Incentive Awards. In February 2009, the Committee considered the appropriate performance formula to use for 2009, in light of the current economic climate and the overall goals of the Company’s compensation program. The Committee noted that although the current economic environment will make it more difficult for management to achieve period-to-period increases in Adjusted EPS comparable to the increases realized in prior years, the linkage between compensation and near-term Company performance is a critical part of the annual incentive compensation element. At the same time, the Committee feels that it is particularly important under the current economic circumstances to retain sufficient flexibility to address personal performance, competitive concerns, the Company’s performance relative to its peers and other factors that the Committee may in its judgment deem relevant at the time when 2009 payouts are determined. The Committee concluded that the performance formula used in 2008 effectively balances both of these objectives and remains appropriate in the current economic environment, and therefore the Committee adopted a performance formula for 2009 which is the same in all material respects as the 2008 performance formula (subject to the modifications to the definition of Adjusted EPS as described above).

Base Salary

The Committee reviews base salaries for executive officers in February of each year or in connection with promotions. The 2008 salaries for each of the named executive officers are set forth in the Summary Compensation Table.

The Committee considered two factors in determining the 2008 base salary for our CEO: the limits on deductibility that Section 162(m) of the Internal Revenue Code imposes with respect to non-performance based compensation, and the salary amount that would be available to the CEO in the competitive marketplace. Because the amount of Mr. Culp’s salary and other non-performance based compensation already exceeded the $1 million deductibility limit under Section 162(m), and because the Committee concluded that Mr. Culp’s existing base salary is competitive in the context of his overall compensation package, the Committee did not increase Mr. Culp’s salary in 2008.

With respect to named executive officers other than the CEO, if the officer meets or exceeds expectations in a given year the Committee will typically increase his or her base salary for the following year (although as discussed below, the Committee has modified this approach for 2009 in light of the current economic environment). In 2007, each such officer met or exceeded expectations and the Committee increased each officer’s base salary for 2008. In determining base salary amounts, the Committee used the prior year’s salary as the initial basis of consideration and considered the individual factors described above under “—Determining Named Executive Officer Compensation,” focusing on the relative level of the executive’s responsibilities and the salary amount that peer companies would make available to such officer. The officers whose salary was below median for the peer group received a higher percentage increase than the officer whose salary was above median for the peer group. Given that base salary is one of the elements in the formula for determining annual incentive compensation, the Committee also considered how the changes in base salary would impact 2008 cash incentive compensation.

In February 2009, Mr. Culp recommended to the Committee that Mr. Culp’s 2009 salary be reduced to $1 million, and the salaries of the other named executive officers each be reduced by 5—10%, to help emphasize the Company’s commitment to reducing costs given the challenging economic environment. Although the Committee determined that each such officer met or exceeded expectations for 2008, the Committee agreed with the recommendations and the 2009 salaries for the named executive officers were so reduced.

Other Compensation

Severance and Change-of-Control Benefits. We have entered into an employment agreement with Mr. Culp, which was originally dated as of July 18, 2000 and was subsequently amended on November 19, 2001 and December 30, 2008 (effective January 1, 2009). The agreement provides for payments upon certain events of termination, including in connection with a change-of-control. In addition:

•

the terms of Mr. Culp’s 2006 option grant and 2003 RSU award provide for an accelerated vesting schedule in the event he dies or is terminated for disability, and vest fully upon a change of control; and

•	Mr. Culp’s 2006 option grant also provides for an accelerated vesting schedule in the event he is terminated without cause or resigns for good reason.

The termination and change-of-control provisions of these employment arrangements are described in “— Employment Agreements.” The amendments to Mr. Culp’s employment agreement executed on December 30, 2008 conformed the agreement to Section 409A of the Code and helped ensure that the terms of the agreement would not impair the Company’s ability to deduct Mr. Culp’s annual cash incentive compensation under Section 162(m) of the Code. In preparing these amendments the parties also identified certain ambiguous provisions in the agreement relating to the formula for calculating the cash portion of his severance payments. These ambiguous provisions were addressed by replacing the references to “target annual bonus” in the severance provisions with a reference to the average of the annual bonus awards paid to Mr. Culp during the three years preceding the year of termination, but not to exceed 250% of his then-current base salary. The amounts that Mr. Culp would have been entitled to under his employment arrangements had any termination or change-of-control event occurred on December 31, 2008 are set forth in “—Potential Payments upon Termination or Change-of-Control” and reflect the employment agreement amendments described above.

When the Committee adopted the severance and change-of-control provisions in Mr. Culp’s employment arrangements in 2000, 2003 and 2006, it focused on three key objectives:

•

ensuring that Mr. Culp has sufficient security such that he is not discouraged from taking appropriate risks in seeking to maximize value for shareholders (and in the context of a change-of-control, ensuring that Mr. Culp is not deterred from pursuing, and actively supports, change-of-control opportunities that may arise that would maximize value for shareholders);

•	tying most of the potential value of his severance arrangements to the degree to which Danaher’s stock price has increased over his tenure; and

•	ensuring that Mr. Culp’s total compensation package is competitive as compared to other potential opportunities that may be available to him.

If Danaher were to pursue a change-of-control transaction beneficial to Danaher shareholders, the Committee believes that Mr. Culp’s active support of the transaction through closing would be critical in ensuring the success of such a transaction. Though the non-equity amounts payable to Mr. Culp in connection with a change-of-control are subject to a “double trigger,” the Board adopted a “single trigger” for the equity awards that vest upon a change-of-control to provide a more powerful retention incentive during change-of-control discussions. Since it was entered into in 2000, Mr. Culp’s employment agreement also requires Danaher to pay, and make Mr. Culp whole with respect to, any excise tax payments he may owe upon a change-of-control as a result of any payments he receives from Danaher or from or a party that acquires Danaher. Mr. Culp’s severance and change-of-control arrangements are different than that of the other named executive officers because when they were entered into they reflected terms common with respect to the CEO position. We do not believe the competitive marketplace requires making similar provisions available to executives at this time, and the vesting provisions applicable to the equity awards granted to Mr. Culp subsequent to 2006 do not accelerate upon severance (other than upon death, as provided for in the 2007 Plan) or change-of-control. In addition, the Committee has adopted a position that it will not agree to any tax-reimbursement or gross-up provisions in any future executive officer compensation arrangement, except for gross-ups provided pursuant to a plan or policy applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy.

We have entered into agreements with each of our other named executive officers which provide for severance payments under certain circumstances as consideration for post-employment non-competition, non-solicitation and confidentiality obligations (Mr. Culp has agreed to similar post-employment covenants in his employment agreement). We believe that these post-employment restrictive covenants are critical in protecting our human resources and other proprietary assets, and we amended these agreements in March 2009 to further strengthen the protections that they provide to the Company. Other than as described above, we do not have any formal employment agreements with any of the named executive officers.

Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all salaried employees and do not discriminate in favor of executive officers. In addition, the perquisites provided to the named executive officers as a group consist primarily of reimbursement for an annual physical, club dues, tax preparation, financial planning and other professional services, parking, car allowance or car lease and related expenses, tickets for sporting events, and, with respect to Mr. Culp, additional term life insurance (which benefit terminated as of December 31, 2008) and personal use of the Danaher plane when not in use for business purposes. Mr. Comas is also allowed certain personal use of the Danaher plane. Not every named executive officer uses each of the perquisites listed above. The Committee annually reviews and approves all perquisites made available to our named executive officers. The Committee believes that the nature and level of perquisites provided to each of the named executive officers is generally commensurate with what our peers provide to persons in similar positions, and helps make our total executive compensation plan competitive. We do not provide tax gross-ups with respect to any perquisites.

In addition, each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Employee Benefit Plans—Executive Deferred Incentive Program.” We use the EDIP to contribute amounts to executives’ retirement accounts on a tax effective basis, and to give our executives a tax effective way to save for retirement. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not begin vesting in the amounts that we contribute to their EDIP account until they have participated in the program for five years, and do not fully vest in such amounts until they have participated in the program for 15 years. EDIP participants may defer on a tax-free basis all or any portion of their salary and bonus in a given year. Given that the EDIP is intended as a vehicle for retirement savings, the earnings rates we offer for EDIP balances are the same as the funds offered under our 401(k) plan.

Analysis of CEO Compensation Compared to Other NEO Compensation

A comparison of our CEO’s 2008 total compensation to the 2008 total compensation of our other named executive officers helps illustrate how the Committee applied the factors described in “—Determining Named Executive Officer Compensation.” There are three primary reasons why our CEO’s 2008 total compensation is greater than the 2008 total compensation of each of our other named executive officers:

•

The CEO position is critical in an organization as diversified and acquisitive as Danaher, in particular because we do not have a “chief operating officer” immediately below the CEO. The Committee also believes that having an experienced CEO will be critical in helping the Company navigate the current recession, particularly in light of the fact that Mr. Culp successfully guided the Company through the last general recession. The amount of our CEOs’ equity awards and the proportion of his total compensation that they comprise illustrate the significance of the CEO position and our belief that the amount and the “at-risk” nature of compensation should increase commensurate with the level of responsibility.

•	Mr. Culp has worked for Danaher longer than any other named executive officer, and has generated a record of sustained, exceptional performance at each level at which he has served, including as CEO.

•

Given our expectations regarding future growth we have selected a CEO capable of leading a significantly larger company. Mr. Culp’s ability, experience and track record make him particularly attractive to larger companies with greater resources.

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market in determining the compensation of its executives. However, the Committee believes it is important to clearly understand the relevant market for executive talent to ensure that our executive compensation program supports our attraction and retention incentives and is fair and efficient. As a result, the Committee has worked with its compensation consultant to develop a relevant peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Prior to August 1, 2008, the Company’s peer group consisted of the companies set forth below. When the peer group was constructed, companies were chosen for inclusion in the peer group based on the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and based on comparability of revenues and market capitalization. In 2008 we ranked approximately in the median of the group with respect to revenue, at the 75th percentile with respect to market capitalization and between the median and 75th percentile with respect to net income.

3M Company	Eaton Corp.	Nortel Networks Corp.
Agilent Technologies	Emerson Electric Co.	Parker-Hannifin Corp.
Black & Decker Corp.	General Dynamics	Rockwell Automation Inc.
Cummins Inc.	Illinois Tool Works, Inc.	Textron Inc.
Deere & Co.	Ingersoll Rand Co. Ltd.	Thermo Fisher Scientific Inc.
Dover Corp.	ITT Industries, Inc.	Tyco International Ltd
Eastman Kodak Co.	Masco Corp.	Xerox Corp.

The benchmark data that the Committee reviewed in connection with the executive compensation decisions made in 2008 estimated the median and 75th percentile positions among our peers with respect to base salary, target annual cash incentive compensation, actual annual cash incentive compensation, total annual cash compensation, long term incentive compensation and total compensation.

The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. During the second and third quarters of 2008 the Company evaluated the existing peer group with the assistance of F.W. Cook. The Committee concluded that, as a result of the Company’s revenue and earnings growth and the evolution of its portfolio of businesses, it was necessary to change the composition of the peer group. Effective as of August 1, 2008, the Company’s peer group consists of the companies set forth below. The Committee selected companies for inclusion in the new peer group based on the same criteria set forth above. We rank approximately in the median of the group with respect to revenue, and between the median and 75th percentile with respect to market capitalization and net income.

3M Company	Emerson Electric Co.	Rockwell Automation Inc.
Agilent Technologies Inc.	Honeywell International Inc.	SPX Corp.
Becton Dickinson & Co.	Illinois Tool Works, Inc.	Textron Inc.
Cooper Industries	ITT Industries, Inc.	Thermo Fisher Scientific Inc.
Covidien Ltd.	Medtronic Inc.	Tyco International Ltd
Dover Corp.	Parker-Hannifin Corp.	United Technologies Corp.
Eaton Corp.	PerkinElmer Inc.

The benchmark data that the Committee reviewed in connection with the executive compensation decisions in 2009 to date referenced the same compensation elements and the same peer group percentile levels as were considered in the prior year.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to certain executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee has taken the steps it believes are necessary to preserve the deductibility of all annual cash incentive compensation awards and equity awards made to each of the named executive officers. In determining base salary, benefits, perquisites and other compensation, the Committee considers tax treatment but its primary goal is to offer compensation that is competitive within our peer group. As a result, for 2008 approximately $261,352 of Mr. Culp’s compensation is not deductible under 162(m). The 2008 compensation for all of the other named executive officers is fully deductible under 162(m).

In determining compensation, the Committee also takes into account the accounting treatment for each component of executive compensation. As described above, in determining equity compensation awards in particular the Committee bases the award on a target dollar value that approximates the amount of accounting expense associated with the grant.

Stock Ownership Guidelines

To further align management and shareholder interests, our Board has adopted stock ownership requirements to memorialize its long-standing expectation that executive officers and directors have a substantial equity stake in Danaher. Under the requirements, executive officers and directors must achieve these ownership levels within five years of the adoption of the policy (or, going forward, within five years of their election or appointment to the specified position). Each director is required to beneficially own shares with a market value of at least five times his or her annual retainer and our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary; for Senior Vice Presidents, two times base salary; and for Vice Presidents, one time base salary. Under the policy, beneficial ownership includes shares in which the director/officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Danaher policy also prohibits Danaher directors and employees from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Treatment of Awards in the Event of Misconduct

In March 2009, the Committee adopted a recoupment policy applicable to Danaher’s executive officers and other corporate officers who serve on the Danaher Leadership Team, including each of the named executive officers (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•

the portion of any annual incentive compensation payment awarded to any covered person on or after March 15, 2009 and within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board shall have the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct (in the Board’s judgment) alone or with others caused such restatement); and

•

all gains from equity awards realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct (in the Board’s judgment) alone or with others caused such restatement.

In addition, each of the stock plans in which Danaher’s executive officers participate contains a provision for recovering awards upon certain circumstances. Under the terms of the 2007 Plan and the 1998 Plan, no associate can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct. In addition, under the terms of the EDIP, if the administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chairman)

Mortimer M. Caplin

Alan G. Spoon

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2008, 2007 and 2006 by our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008, also known as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
H. Lawrence Culp, Jr., President and CEO	2008	$1,100,000	$8,841,548	$6,734,142	$3,267,250	$2,156	$580,225	(5)	$20,525,321
	2007	$1,100,000	$8,817,398	$6,937,296	$3,775,000	$2,077	$386,681		$21,018,452
	2006	$1,100,000	$8,288,324	$6,264,637	$3,525,000	$5,421	$424,746		$19,608,128
Daniel L. Comas, Executive Vice President and CFO	2008	$585,000	$1,000,671	$1,718,819	$715,000	$2,726	$159,981	(6)	$4,182,197
	2007	$500,000	$868,643	$1,444,530	$750,000	$2,626	$117,350		$3,683,149
	2006	$440,000	$518,916	$1,245,227	$650,000	$6,982	$96,964		$2,958,089
Phillip W. Knisely, Executive Vice President	2008	$675,000	$796,065	$1,921,470	$725,000	$1,149	$83,225	(7)	$4,201,909
	2007	$635,000	$586,405	$2,315,772	$1,000,000	$1,107	$80,150		$4,618,434
	2006	$610,000	$219,403	$1,876,352	$1,000,000	$2,204	$71,300		$3,779,259
James A. Lico, Executive Vice President	2008	$525,000	$913,222	$1,446,670	$700,000	$2,885	$95,722	(8)	$3,683,499
	2007	$450,000	$1,038,705	$1,394,518	$725,000	$2,779	$91,038		$3,702,040
	2006	$425,000	$486,587	$1,105,602	$600,000	$7,772	$77,451		$2,702,412
Thomas P. Joyce, Jr. Executive Vice President	2008	$525,000	$749,560	$1,072,542	$700,000	$4,325	$105,918	(9)	$3,157,345
	2007	$450,000	$697,022	$1,029,071	$650,000	$4,166	$98,102		$2,928,361

(1)	Mr. Joyce deferred $168,000 of his 2008 salary and $156,000 of his 2007 salary into the EDIP. Each of the named executive officers also contributed a portion of his 2008, 2007 and 2006 salaries to the Danaher 401(k) plan.

(2)	The amounts reflected in these columns represent the compensation cost recognized by Danaher during the applicable year under FAS 123R for equity grants made in the applicable year and prior years. With respect to stock options, for Messrs. Culp, Comas, Knisely and Lico (and for Mr. Joyce for all years other than 2006), the compensation cost recognized under FAS 123R has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Year of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
2008	3.80%	26.0%	0.2%	9.5 years
2007	4.73%	21.0%	0.1%	9.5 years
2006	4.6%	22.0%	0.1%	9.5 years
2005	4.5%	22.0%	0.1%	7.0 years
2004	3.5%	25.0%	0.1%	6.8 years
2003	3.4%	25.0%	0.1%	7.5 years

For Mr. Joyce, the following Black-Scholes assumptions (assuming no forfeitures) apply to the options awarded to him on February 23, 2006 and May 26, 2006:

Date of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
February 23, 2006	4.58%	22.0%	0.1%	7.5 years
May 26, 2006	5.05%	21.0%	0.1%	9.5 years

With respect to restricted stock units, the amount recognized under FAS 123R is calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of Danaher Common Stock on the date of grant.

(3)

Messrs. Culp, Lico and Joyce deferred $816,812, $125,000 and $105,000, respectively, of their non-equity incentive plan compensation for 2008 into the EDIP. Messrs. Culp, Lico and Joyce deferred $943,750, $72,500 and $65,000, respectively, of their non-equity incentive plan compensation for 2007 into the EDIP. Messrs. Culp and Lico deferred $881,250 and $90,000, respectively, of their non-equity incentive plan compensation for 2006 into the EDIP.

(4)	For each named executive officer, the amount set forth represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the September 30, 2007 plan measurement date and the December 31, 2008 plan measurement date, presented on an annualized basis which adjusts the 15 month period to a 12 month period on a pro rata basis. The annualized treatment is being used because in 2008, pursuant to applicable accounting rules, the Company changed the pension plan measurement date for purposes of its audited financial statements from September 30 to December 31. The material assumptions used in quantifying the present value of the accumulated benefit at each of September 30, 2007 and December 31, 2008 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 5.00% for the plan measurement date of September 30, 2007 and 5.25% for the plan measurement date of December 31, 2008; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 9 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2008. We do not provide any above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified.

(5)	Includes $16,350 in Danaher contributions to Mr. Culp’s account in the Danaher 401(k) plan; $198,000 in contributions to his account in the EDIP; $10,217 in term life insurance premiums; and an aggregate of $355,658 in perquisites consisting of the following: $205,938 relating to personal use of Danaher’s aircraft; $42,500 related to professional services and tax preparation; $75,852 relating to club memberships; and amounts relating to personal car allowance; parking expenses; and tickets to sporting events. For purposes of the Summary Compensation Table, personal airplane use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year. Since the aircraft is used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease cost of the aircraft, exterior paint and other maintenance costs that cover a multiple-year period. We have calculated the incremental cost to the Company (1) related to professional services and tax preparation based on the full amount of the Company’s payments to the professional service providers who perform these services, and (2) related to the club memberships based on the full amount of the monthly membership dues and initiation fee paid by the Company for such memberships.

(6)	Includes $16,350 in Danaher contributions to Mr. Comas’ account in the Danaher 401(k) plan; $64,000 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $79,431 in perquisites consisting of the following: $41,395 relating to personal use of Danaher’s aircraft; and amounts relating to club membership; annual physical; personal car allowance; tax preparation and financial planning services; parking expenses; and tickets to sporting events. The incremental cost to the Company of the personal airplane use is calculated in the same manner as set forth in Footnote (5) above.

(7)	Includes $16,350 in Danaher contributions to Mr. Knisely’s account in the Danaher 401(k) plan, $66,675 in contributions to his account in the EDIP and a $200 charitable contribution made by Danaher on his behalf. No perquisites are included because the total value of all perquisites is less than $10,000.

(8)	Includes $16,350 in Danaher contributions to Mr. Lico’s account in the Danaher 401(k) plan; $57,600 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $21,572 in perquisites consisting of amounts relating to Mr. Lico’s personal car and tickets to sporting events.

(9)	Includes $16,350 in Danaher contributions to Mr. Joyce’s account in the Danaher 401(k) plan; $57,600 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $31,768 in perquisites consisting of $25,997 relating to Mr. Joyce’s personal car and the balance relating to a club membership. We have calculated the incremental cost to the Company related to Mr. Joyce’s personal car based on the Company’s actual lease payments and the Company’s payments for fuel costs, the costs of maintaining the vehicle and other miscellaneous costs related to the use of the vehicle.

Grants of Plan-Based Awards for Fiscal 2008

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2008.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Target ($)	Maximum ($)	Target (#)
H. Lawrence Culp, Jr.	Annual cash incentive compensation	2/20/08	$3,775,000	$5,000,000	—		—		—	—

Daniel L. Comas	Annual cash incentive compensation	2/20/08	$750,000	$5,000,000	—		—		—	—
	Stock options	2/20/08	—	—	—		54,640	(4)	$75.50	$1,744,655
	Performance-based restricted stock units	2/20/08	—	—	14,570	(5)	—		—	$1,100,035

Phillip W. Knisely	Annual cash incentive compensation	2/20/08	$1,000,000	$5,000,000			—		—	—
	Stock options	2/20/08	—	—	—		54,640	(4)	$75.50	$1,744,655
	Performance-based restricted stock units	2/20/08	—	—	14,570	(5)	—		—	$1,100,035

James A. Lico	Annual cash incentive compensation	2/20/08	$725,000	$5,000,000	—		—		—	—
	Stock options	2/20/08	—	—	—		54,640	(4)	$75.50	$1,744,655
	Performance-based restricted stock units	2/20/08	—	—	14,570	(5)	—		—	$1,100,035

Thomas P. Joyce, Jr.	Annual cash incentive compensation	2/20/08	$650,000	$5,000,000	—		—		—	—
	Stock options	2/20/08	—	—	—		54,640	(4)	$75.50	$1,744,655
	Performance-based restricted stock units	2/20/08	—	—	14,570	(5)	—		—	$1,100,035

(1)	These columns relate to awards granted in 2008 under Danaher’s 2007 Executive Cash Incentive Compensation Plan. The payouts under these awards were based on the degree of period-to-period increase or decline in Danaher’s earnings per share (as adjusted for specified items), rather than based on achievement of a target, and the Committee’s exercise of negative discretion. As such there was no “threshold” or “target” specified for these awards. See “—Employee Benefit Plans” for a full description of Danaher’s 2007 Executive Cash Incentive Compensation Plan. Because there was no “target” specified for these awards, pursuant to Instruction 2 of Item 402(d) under Regulation S-K promulgated under the Securities Exchange Act of 1934 the amounts set forth in the “Target” column are the amounts of non-equity incentive compensation actually paid to each named executive officer for 2007. Because there was no “threshold” specified for these awards, the “Threshold” column has been omitted. The actual payout with respect to these awards is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These columns relate to awards granted under the 2007 Stock Incentive Plan (the “2007 Plan”), the terms of which apply to all of the equity awards described in this table. Please see “—Employee Benefit Plans” for a description of the 2007 Plan.

(3)	Reflects the grant date fair value of RSU awards and stock option awards, as applicable, calculated in accordance with FAS 123R. For the assumptions used in determining the grant date fair value under FAS 123R, please see Footnote 2 to the Summary Compensation Table.

(4)	For a description of the terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2008 Fiscal Year-End Table.

(5)	For a description of the terms of the award, please see Footnote 9 to the Outstanding Equity Awards at 2008 Fiscal Year-End Table.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2008. All of the awards set forth in the table below granted on or before May 15, 2007 (except for the RSUs awarded to Mr. Culp in 2003, which were not granted pursuant to any plan) are governed by the terms and conditions of the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), and the awards granted after May 15, 2007 are governed by the terms and conditions of the 2007 Plan.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
H. Lawrence Culp, Jr.	2/27/2006	—		810,500	(2)	$61.69	2/27/2016	—		—	—		—
	12/2/2003	287,500	(3)	—		$41.4950	3/26/2013	—		—	—		—
	9/26/2003	287,500	(3)	—		$37.1650	3/26/2013	—		—	—		—
	6/27/2003	287,500	(3)	—		$34.1750	3/26/2013	—		—	—		—
	3/26/2003	287,500	(3)	—		$33.4550	3/26/2013	—		—	—		—
	7/18/2000	2,000,000		—		$23.3125	7/18/2010	—		—	—		—
	2/27/2006	—		—		—	—	324,000	(4)	$18,341,640	—		—
	3/26/2003	—		—		—	—	777,200	(5)	$43,997,292	—		—

Daniel L. Comas	2/20/2008	—		54,640	(6)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(6)	$74.14	2/22/2017	—		—	—		—
	5/4/2005	60,000	(7)	40,000	(7)	$51.70	5/4/2015	—		—	—		—
	5/4/2005	—		100,000	(8)	$51.70	5/4/2015	—		—	—		—
	3/2/2004	50,000	(6)	50,000	(6)	$45.2550	3/2/2014	—		—	—		—
	7/23/2003	35,000		—		$34.89	7/23/2013	—		—	—		—
	7/16/2002	25,000		—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	20,000		—		$22.9250	9/21/2011	—		—	—		—
	7/18/2000	10,000		—		$23.3125	7/18/2010	—		—	—		—
	2/20/2008	—		—		—	—	—		—	14,570	(9)	$824,808
	2/22/2007	—		—		—	—	13,500	(10)	$764,235	—		—
	7/28/2005	—		—		—	—	40,000	(10)	$2,264,400	—		—

Phillip W. Knisely	2/20/2008	—		54,640	(6)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		70,850	(6)	$74.14	2/22/2017	—		—	—		—
	2/23/2006	—		78,580	(11)	$61.46	2/23/2016	—		—	—
	12/2/2003	150,000		—		$41.4950	12/2/2013	—		—	—		—
	9/26/2003	150,000		—		$37.1650	9/26/2013	—		—	—		—
	6/27/2003	150,000		—		$34.1750	6/27/2013	—		—	—		—
	3/4/2003	150,000		—		$31.8750	3/4/2013	—		—	—		—
	4/14/2000	470,000		—		$24.0313	4/14/2010	—		—	—		—
	2/20/2008	—		—		—	—	—		—	14,570	(9)	$824,808
	2/22/2007	—		—		—	—	18,900	(10)	$1,069,929	—		—
	2/23/2006	—		—		—	—	20,960	(10)	$1,186,546	—		—

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
James A. Lico	2/20/2008	—		54,640	(6)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(6)	$74.14	2/22/2017	—		—	—		—
	2/23/2006	—		49,000	(6)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	66,666	(12)	133,334	(12)	$45.2550	3/2/2014	—		—	—		—
	12/3/2002	100,000		—		$30.6350	12/3/2012	—		—	—		—
	7/16/2002	20,000		—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	8,000		—		$22.9250	9/21/2011	—		—	—		—
	12/5/2000	12,400		—		$34.1563	12/5/2010	—		—	—		—
	2/20/2008	—		—		—	—	—		—	14,570	(9)	$824,808
	2/22/2007	—		—		—	—	13,500	(10)	$764,235	—		—
	2/23/2006	—		—		—	—	13,000	(10)	$735,930	—		—
	5/4/2004	—		—		—	—	26,667	(13)	$1,509,619	—		—

Thomas P. Joyce, Jr.	2/20/2008	—		54,640	(6)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(6)	$74.14	2/22/2017	—		—	—		—
	5/26/2006	—		25,000	(6)	$64.15	5/26/2016
	2/23/2006	—		24,000	(6)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	30,000	(6)	30,000	(6)	$45.2550	3/2/2014	—		—	—		—
	12/3/2002	100,000		—		$30.6350	12/3/2012	—		—	—		—
	7/16/2002	20,000		—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	30,000		—		$22.9250	9/21/2011	—		—	—		—
	12/5/2000	10,000		—		$34.1563	12/5/2010	—		—	—		—
	12/2/1999	9,600		—		$24.5938	12/1/2009	—		—	—		—
	2/20/2008	—		—		—	—	—		—	14,570	(9)	$824,808
	2/22/2007	—		—		—	—	13,500	(10)	$764,235	—		—
	5/26/2006	—		—		—	—	6,000	(10)	$339,660
	2/23/2006	—		—		—	—	7,000	(10)	$396,270	—		—
	5/4/2004	—		—		—	—	10,000	(14)	$566,100	—		—

(1)	Market value is calculated based on the closing price of Danaher’s Common Stock on December 31, 2008 as reported on the NYSE ($56.61 per share), times the number of shares.

(2)	100% of the options will become exercisable on February 27, 2011. If we terminate Mr. Culp’s employment for disability or without cause, or if he terminates his employment for good reason or dies, the vesting schedule for the options will change so that twenty percent of the options will vest on February 27, 2007 and on each of the next four anniversaries of that date. If we undergo a change-of-control while Mr. Culp is still employed with us, all of the options will vest upon the change-of-control. The terms “change-of-control,” “disability,” “cause” and “good reason” have the meanings set forth in Mr. Culp’s employment agreement, except that the term “good reason” only includes circumstances where Danaher (1) has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it, (2) assigns Mr. Culp duties inconsistent with his position as President and CEO, or (3) undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the president and CEO of the most senior entity that results from the transaction.

(3)	If we terminate Mr. Culp’s employment without “cause” or if Mr. Culp resigns for “good reason” (as defined in Footnote 2 above), the indicated options will remain exercisable for six months after the termination date.

(4)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs will vest on the sixth anniversary of the grant date.

(5)	For a description of the terms of this award, please refer to “Employment Agreements—2003 Share Award Agreement with H. Lawrence Culp, Jr.”

(6)	Under the terms of the award, 50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.

(7)	Under the terms of the award, 20% of the options granted become exercisable on each of the first five anniversaries of the grant date.

(8)	Under the terms of the award, 100% of the options granted become exercisable on the fifth anniversary of the grant date.

(9)	The RSU award is subject to both time-based vesting and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless Danaher completes four consecutive calendar quarters starting after February 20, 2008 and ending prior to February 20, 2018 in which (A) fully diluted earnings per share (excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or restructuring activities, (5) gains or charges related to the sale or impairment of assets, (6) all charges directly related to acquisitions and incurred within two years of the acquisition date, and all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3) through (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded) (“Adjusted EPS”) exceeds 110% of the Adjusted EPS for the four completed fiscal quarters ended December 31, 2007; (B) Danaher achieves positive net income; and (C) the Compensation Committee certifies that the foregoing performance criteria have been satisfied.

(10)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date.

(11)	Under the terms of the award, one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(12)	Under the terms of the award, one-third of the options granted become exercisable on each of the fourth, fifth and sixth anniversaries of the grant date.

(13)	The award of 40,000 RSUs was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-third of the grant vested on the fourth anniversary of the grant date and one-third of the grant will vest on each of the fifth and sixth anniversaries of the grant date.

(14)	The award of 20,000 RSUs was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-half of the RSUs granted vested on the fourth anniversary of the grant date and the balance will vest on the fifth anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2008

The following table summarizes stock option exercises and the vesting of restricted stock unit awards with respect to our named executive officers in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
H. Lawrence Culp, Jr.	40,000	$2,267,616	—	—
Daniel L. Comas	50,000	$2,921,977	—	—
Phillip W. Knisely	100,000	$5,747,720	—	—
James A. Lico	—	—	13,333	$1,039,974
Thomas P. Joyce, Jr.	—	—	10,000	$780,000

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date is not a trading day).

2008 Pension Benefits

The table below shows as of December 31, 2008, the present value of accumulated benefits payable to each of the named executive officers under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including all of the named executive officers) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including all of the named executive officers) now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2008 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 5.25%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 9 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2008. There were no payments made to any named executive officers under the Cash Balance Plan in 2008.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
H. Lawrence Culp, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$40,335
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$50,978
Phillip W. Knisely	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	3.5	$21,547
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$53,915
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$80,957

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2008, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2008.

2008 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP, the only plan offered by Danaher to the named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2008. For a description of the material terms of the EDIP, please see “Employee Benefit Plans—Executive Deferred Incentive Program.”

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
H. Lawrence Culp, Jr.	$943,750	$198,000	$(2,331,208)	$8,529,698
Daniel L. Comas	—	$64,000	$(170,741)	$451,754
Phillip W. Knisely	—	$66,675	$(188,594)	$435,395
James A. Lico	$72,500	$57,600	$(383,128)	$1,056,673
Thomas P. Joyce, Jr.	$233,000	$57,600	$(731,081)	$1,759,809

(1)	Of the $233,000 that Mr. Joyce deferred into the EDIP in 2008, $168,000 was deferred from his base salary and is included in the amount disclosed under the column titled “Salary” for 2008 in the Summary Compensation Table. The balance of the amounts set forth in this column for each officer represents non-equity incentive plan compensation that the officer earned with respect to the 2007 fiscal year but deferred in 2008. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation for 2007.

(2)	The amounts set forth in this column are included as 2008 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. The earnings rates available for EDIP balances are the same as the earnings rates of the investment options offered under Danaher’s 401(k) plan (except that the EDIP does not make available any of the 401(k) investment options that may only be offered under a tax qualified plan). Participants may elect the earnings rates that apply to their EDIP balances (except that all Danaher contributions to the EDIP are subject to the Danaher Stock Fund earnings rate). The table below shows the investment options available under the EDIP and the rate of return for each option for the calendar year ended December 31, 2008:

EDIP Investment Option	Rate of Return from January 1, 2008 through December 31, 2008 (%)	EDIP Investment Option	Rate of Return from January 1, 2008 through December 31, 2008 (%)
American Beacon Small Cap Value Fund—Institutional Class	-31.92	Spartan® U.S. Equity Index Fund—Investor Class	-37.03
American Funds® Growth Fund of America®—Class R4	-39.07	Templeton World Fund—Class A	-39.52
Cohen & Steers Realty Shares, Inc.	-34.40	Fidelity Freedom 2010 Fund®	-25.32
Danaher Stock Fund	-35.37	Fidelity Freedom 2020 Fund®	-32.12
Fidelity Diversified International Fund	-45.21	Fidelity Freedom 2030 Fund®	-36.93
Fidelity Equity-Income Fund	-41.64	Fidelity Freedom 2040 Fund®	-38.80
Fidelity Low-Priced Stock Fund	-36.17	Fidelity Freedom Income Fund®	-12.14
Fidelity Magellan® Fund	-49.40	Managed Income Portfolio II—Class 3	3.99
Franklin Small-Mid Cap Growth Fund—Advisor Class	-42.34	PIMCO Total Return Fund—Institutional Class	4.82
Legg Mason Value Trust, Inc.— Institutional Class	-54.61	Fidelity Retirement Money Market Portfolio	2.93

(4)	The table below indicates for each named executive officer how much of the amount set forth in this column has been reported as compensation in the Summary Compensation Table:

Name	Amount included in “Aggregate Balance at Last FYE” column that has been reported as compensation in Summary Compensation Table
H. Lawrence Culp, Jr.	$3,175,812
Daniel L. Comas	$171,520
Phillip W. Knisely	$186,825
James A. Lico	$440,311
Thomas P. Joyce, Jr.	$606,000

Employment Agreements

Employment Agreement with H. Lawrence Culp, Jr.

We entered into an employment agreement with Mr. Culp, our President and CEO, dated as of July 18, 2000, and amended the agreement November 19, 2001 and December 30, 2008 (effective January 1, 2009). The original three-year term of the agreement was scheduled to expire on July 18, 2003. The agreement provides however that as of July 18, 2002, and on every subsequent anniversary of that date, the term of the agreement is automatically extended for an additional one year period. If either we or Mr. Culp provides notice, at least 90 days prior to the next anniversary date of the employment agreement, that Mr. Culp’s employment will terminate as of the end of the then-current term of the employment agreement, the agreement will terminate at the end of the then-current term of the agreement. The expiration date of the agreement is currently July 18, 2010.

Under the agreement, Mr. Culp is entitled to (1) a base salary that is no less than the highest base salary paid to him at any time during the term of the agreement; (2) an annual bonus opportunity for which the baseline bonus percentage shall be one hundred twenty-five percent (125%) of Mr. Culp’s base salary; (3) all benefit and fringe benefit plans in which our other executives participate; and (4) club memberships, tax and financial planning advice, an annual physical examination and a car allowance. During any period that Mr. Culp cannot perform his duties as a result of a physical or mental illness (a “disability”) he is entitled to continue receiving all of the elements of compensation described above, until his employment is terminated.

The agreement prohibits Mr. Culp from disclosing Danaher confidential information during or after his employment. The agreement also prohibits Mr. Culp, at any time during his employment and for three years after his employment ends, from competing with Danaher in the United States or anywhere else in the world where Danaher is doing business or has reasonably firm plans to do business, and from soliciting any of our employees away from Danaher.

We may terminate Mr. Culp’s employment if as a result of disability, he is absent from his duties on a full-time basis for 6 consecutive months and within thirty days of notice of termination has not returned to his duties on a full-time basis. We may also terminate his employment either for cause or without cause. “Cause” means that Mr. Culp willfully fails to perform his duties (other than because of disability) after he has received notice of the failure and has had an opportunity to correct it, willfully engages in misconduct that materially injures Danaher, or is convicted of a felony.

Mr. Culp may terminate his employment at any time, with or without good reason (provided that any termination for good reason must occur not more than two years following the initial existence of the condition alleged to constitute good reason). “Good reason” means that Danaher:

•	has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it;

•	attempts to terminate Mr. Culp without complying with the notice provisions required under the employment agreement;

•	assigns Mr. Culp duties inconsistent with his position as President and Chief Executive Officer;

•	relocates Mr. Culp outside the Washington, D.C. area;

•

discontinues any material compensation or benefit plan that Mr. Culp participated in as of July 18, 2000 without providing an equitable substitute, or provides Mr. Culp with benefits materially less favorable than the level of benefits he enjoyed under those plans as of July 18, 2000;

•	undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the President and CEO of the most senior entity that results from the transaction; or

•	does not obtain a satisfactory agreement from its successor to assume Mr. Culp’s employment agreement.

The agreement defines a “change-of-control” as (a) the acquisition by an individual, entity or group of the greater of (i) thirty percent or more of either the outstanding Danaher Common Stock, or of the combined voting power of outstanding Danaher securities entitled to vote generally in the election of directors (“Danaher voting securities”), or (ii) the lowest whole-number percentage of outstanding Danaher Common Stock or Danaher voting securities, as applicable, that is greater than the percentage owned on a combined basis by Steven Rales, Mitchell Rales and their affiliates; (b) individuals who as of July 18, 2000 constituted a majority of our Board (“incumbent directors”) no longer constituting a majority of our Board (although individuals who are elected, or whose nomination for election is approved by, a majority of the incumbent directors are (with certain exceptions) also considered incumbent directors); (c) consummation of a reorganization, merger or consolidation or sale of all or substantially all of Danaher’s assets (“business combination”), unless following the business combination, the persons who beneficially owned more than fifty percent of the Danaher Common Stock and who beneficially owned more than fifty percent of the voting power of the Danaher voting securities, respectively, immediately prior to the business combination continue to own more than fifty percent of the outstanding common stock and more than fifty percent of the voting power of the outstanding voting securities, respectively, of the entity resulting from the business combination, in substantially the same proportions as their ownership prior to the business combination; or (d) approval by our shareholders of a complete liquidation or dissolution of Danaher.

If Mr. Culp’s employment ends for any reason, he is entitled to receive within 14 days after termination his base salary through the date of termination, the balance of any annual or long-term cash incentive awards earned but not yet paid and any deferred compensation allocated to his account as of the later of the date of termination or date of payment, and any other amounts or benefits required to be paid to him according to the terms of any other Danaher plan (at the time such payments are due under the plan). Mr. Culp is also entitled to receive the following, additional amounts upon certain events of termination:

•

If Mr. Culp dies, or at least 90 days prior to the next anniversary date of the employment agreement provides notice that his employment will terminate as of the end of the then-current term of the employment agreement, he is entitled to receive no later than two and one-half months following the end of the calendar year in which the death or date of termination occurs an amount equal to the product of (x) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination, but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary, times (y) the number of days in the calendar year of termination through the date of termination, divided by 365 (the “Pro Rata Payment”).

•

If we terminate Mr. Culp’s employment on account of disability, he is entitled to receive the Pro Rata Payment (on the same timetable as described above) and have his employee welfare benefit plans and programs continued for 12 months following the termination.

•

If we terminate Mr. Culp’s employment other than for cause or disability (including if we terminate by providing notice of termination at least 90 days prior to the next anniversary date of the employment agreement), or if he terminates his employment for good reason, Mr. Culp is entitled to (1) receive the Pro Rata Payment (on the same timetable as described above), (2) receive an amount equal to twice the sum of (x) his then-current base salary and (y) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination (but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary), paid out over twenty four months according to the normal payroll cycle; (3) reimbursement for reasonable legal fees and expenses that he incurs in connection with the termination; (4) have health and welfare benefits continued for himself and his family for 24 months following the termination; and (5) if any amount that Mr. Culp receives from us or a party that acquires us would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or related penalties or interest, an additional payment equal to the amount of such excise tax, penalties and interest, as well as a further sum that would have the effect of making Mr. Culp whole for any taxes applicable to such payment, payable no later than the time Mr. Culp is required to pay the underlying excise and income taxes.

The agreement also contains other terms intended to ensure that, with respect to any payments to be made under the agreement that could constitute deferred compensation under Section 409A of the Code, such payments will either be exempt from the application of Section 409A or will be made in compliance with Section 409A (which may result in such payments’ being delayed for six months).

2003 Share Award Agreement with H. Lawrence Culp, Jr.

On May 6, 2003, our shareholders approved a Share Award Agreement with Mr. Culp dated as of March 26, 2003. Under the agreement, we agreed to award to Mr. Culp 777,200 shares of Danaher Common Stock on January 2, 2010 if (1) Mr. Culp remains our Chief Executive Officer as of December 1, 2009, and (2) Danaher completes four consecutive calendar quarters starting after March 31, 2003 in which total diluted EPS (excluding amounts that are required under generally accepted accounting principles to be reported separately as extraordinary or non-recurring items, amounts related to discontinued operations and changes in accounting methods after March 31, 2003) exceeds EPS for the four calendar quarters ended March 31, 2003 by at least 10%. Our Compensation Committee has certified that the performance criteria have been satisfied, leaving only the time-based vesting condition to be satisfied. If we undergo a change-of-control (as defined in Mr. Culp’s employment agreement) before December 1, 2009 while Mr. Culp is still employed with Danaher, he will receive all 777,200 shares upon the change-of-control. If we terminate Mr. Culp’s employment for disability (as defined in Mr. Culp’s employment agreement) or if he dies before December 1, 2009, in either case he will receive a number of shares equal to 129,532 times the number of whole years elapsed between March 26, 2003 and the date of termination.

Please see the footnotes to the “Outstanding Equity Awards at 2008 Fiscal Year-End” table for a description of the terms applicable to Mr. Culp’s other outstanding equity awards.

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Comas, Knisely, Lico and Joyce under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (Mr. Culp’s confidentiality and post-employment covenants are set forth in his employment agreement, which is described above). These agreements replace similar agreements that were previously in place with each such named executive officer. The terms of the agreements to which each such named executive officer is a party are all the same. During and after the officer’s employment with us, he is prohibited from disclosing or improperly using any of our confidential information, subject to certain customary exceptions. During the officer’s employment with us and for one year (two years with respect to subsection (c) below) after such employment ends, the agreement prohibits him from directly or indirectly (a) competing with us; (b) selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise, (c) hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; (d) interfering with our vendor relationships; (e) developing competing products or services; or (f) making any disparaging comments about us. Each officer also agrees that with limited exceptions all intellectual property that he develops in connection with his employment with us belongs to us, and assigns us all rights he may have in any such intellectual property.

Under the agreement, if we terminate his employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months salary if he signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in his absence from work on a full-time basis for twelve consecutive months.

Offer Letter

Other than as described above, we do not have any employment agreements with any of the named executive officers, but certain employment and compensation arrangements were set forth in the offer letter that we extended to Mr. Knisely when he joined us in 2000. The letter recited his initial title, base salary and target bonus percentage. It also provided for an initial grant of 1,000,000 Danaher stock options (all of which have vested), as well as participation in the EDIP and other employee and executive benefit plans and programs, a company car, country club membership and financial and tax planning services. As a condition to the offer of employment, Mr. Knisely was required to execute an employment agreement with obligations relating to noncompetition, nonsolicitation of customers, nonpiracy of company employees and confidentiality. Since the date of the letter, the compensation paid to Mr. Knisely has increased and additional equity awards have been granted to him.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of Danaher’s directors and executive officers has executed or is in the process of executing an indemnification agreement with Danaher which provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding.

Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

Potential Payments upon Termination or Change-of-Control

The following tables describe the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2008. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the New York Stock Exchange on December 31, 2008 ($56.61 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct). The accrued balances under the Cash Balance Plan and the EDIP for each named executive officer as of December 31, 2008 are set forth above under “—2008 Pension Benefits” and “—2008 Nonqualified Deferred Compensation,” respectively, and the terms of these plans are described in “—2008 Pension Benefits” and “Employee Benefit Plans—Executive Deferred Incentive Program,” respectively.

Severance and Change-of-Control Arrangements for H. Lawrence Culp, Jr.

Benefit	Termination/Change-of-Control Event
	Termination by executive without good reason		Termination of executive without cause/ termination by executive for good reason (other than in connection with a change- of-control)	Death of executive (1)	Termination of executive as a result of disability	Change-of-Control		Change-of- Control + termination of executive without cause or termination by executive for good reason
Value of equity awards that would be accelerated (2):
Stock options	—		0	0	0	0		0
RSUs	—		—	$36,664,033	$36,664,033	$43,997,292	(3)	$43,997,292	(3)
Benefits continuation (4)	—		$20,486	—	$10,243	—		$20,486
Cash payments (4)		(5)	$10,450,000	$2,750,000	$2,750,000	—		$10,450,000
Value of unvested EDIP balance that would be accelerated upon death (6)	—		—	$491,542	—	—		—

Total:		(5)	$10,470,486	$39,905,575	$39,424,276	$43,997,292	(3)	$54,467,778	(3)

(1)	In addition to the amounts shown in this column, as of December 31, 2008, Mr. Culp had $8,450,000 of Company-provided life-insurance coverage (in addition to coverage generally provided to salaried employees on a non-discriminatory basis). The premiums for all life insurance coverage provided to Mr. Culp in excess of amounts generally provided to salaried employees on a non-discriminatory basis are reflected in the “All Other Compensation” column of the Summary Compensation Table. Effective as of January 1, 2009, the Company does not provide Mr. Culp with any life insurance coverage other than amounts generally provided to salaried employees on a non-discriminatory basis.

(2)	Mr. Culp’s 2003 Share Award Agreement and the terms of his 2006 option award each provide for certain accelerated vesting terms in the event of certain types of termination or upon a change-of-control. Please see “—Employment Agreements” and “Outstanding Equity Awards at 2008 Fiscal Year-End”, respectively. The amounts indicated reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2008.

(3)	The amounts indicated in the table assume that upon a change-of-control of Danaher, Danaher’s Board precludes the accelerated vesting of Mr. Culp’s unvested RSUs that are not required to be accelerated pursuant to contractual agreements with Mr. Culp. If a change-of-control had occurred as of December 31, 2008 and Danaher’s Board had allowed these unvested RSUs to accelerate, the RSU acceleration value in each of the Change-of-Control columns would increase by $18,341,640 in each column. For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan, please see “—Employee Benefit Plans.”

(4)	Amounts reflected are payable pursuant to Mr. Culp’s employment agreement, which is described above under “—Employment Agreements.” The amounts set forth in the “Cash payments” row reflect the clarifying amendments made to Mr. Culp’s employment agreement in 2008.

(5)	Under Mr. Culp’s employment agreement, he is entitled to a pro rated cash payment if at least 90 days prior to the next anniversary date of the employment agreement he provides notice that his employment will terminate as of the end of the then-current term of the employment agreement. Please see “—Employment Agreements” above for a description of how this cash payment is calculated. If Mr. Culp were to have provided notice on December 31, 2008 that his employment would terminate as of the end of the current term of his employment contract (July 18, 2010), pursuant to this provision upon the termination he would be entitled to receive an amount equal to $1,439,041 (assuming his base salary as of July 10, 2010 is the same as his base salary as of December 31, 2008).

(6)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Severance and Change-of-Control Arrangements for Messrs. Comas, Knisely, Lico and Joyce

Named Executive Officer	Benefit	Termination/Change-of-Control Event
		Termination of executive without cause	Death of executive	Change- of- Control (1)
Daniel L. Comas	Value of unvested portion of stock option and RSU awards that would be accelerated (2)	—	$185,582	—
	Cash payment under Proprietary Interest Agreement (3)	$585,000	—	—
	Benefits continuation (4)	$9,369	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$154,523	—
	Total:	$594,369	$340,105	—

Philip W. Knisely	Value of unvested portion of stock option and RSU awards that would be accelerated (2)	—	$185,582	—
	Cash payment under Proprietary Interest Agreement (3)	$675,000	—	—
	Benefits continuation (4)	$9,369	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$304,776	—
	Total:	$684,369	$490,358	—

James A. Lico	Value of unvested portion of stock option and RSU awards that would be accelerated (2)	—	$185,582	—
	Cash payment under Proprietary Interest Agreement (3)	$525,000	—	—
	Benefits continuation (4)	$9,369	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$175,760	—
	Total:	$534,369	$361,342	—

Thomas P. Joyce, Jr.	Value of unvested portion of stock option and RSU awards that would be accelerated (2)	—	$185,582	—
	Cash payment under Proprietary Interest Agreement (3)	$525,000	—	—
	Benefits continuation (4)	$9,369	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$205,541	—
	Total:	$534,369	$391,123	—

(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and the 2007 Plan, please see “—Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board precludes the accelerated vesting of the unvested stock options and RSUs held by these officers. If a change-of-control had occurred as of December 31, 2008 and Danaher’s Board had allowed unvested stock options and RSUs to vest upon such change-of-control, the intrinsic value of the stock options and RSUs held by these officers that would have been accelerated would have been as follows: Mr. Comas, $5,108,593; Mr. Knisely, $3,081,282; Mr. Lico, $5,348,599; and Mr. Joyce, $3,231,723.

(2)	For a description of the treatment upon death of outstanding equity awards granted under the 2007 Plan, please see “—Employee Benefit Plans.”

(3)	Under the terms of the Proprietary Interest Agreements that each of Messrs. Comas, Knisely, Lico and Joyce have executed with Danaher, each is entitled to certain payments if Danaher terminates his employment without cause. For a description of these agreements, please see “Employment Agreements—Named Executive Officer Proprietary Interest Agreements.” The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(4)	Under the terms of Danaher’s Senior Leader Severance Pay Plan, upon a termination without cause each of Messrs. Comas, Knisely, Lico and Joyce would be entitled to continue coverage under specified welfare benefit plans of the Company for one year at the same cost as an active employee in a comparable position. For a description of the Severance Pay Plan, please see “Employee Benefit Plans—Senior Leader Severance Pay Plan.”

(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the company contributions that have been credited to the participant’s EDIP account would immediately vest.

Employee Benefit Plans

Following is a description of the equity compensation, cash incentive compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from year to year, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

2007 Executive Cash Incentive Compensation Plan.

In 2007, Danaher’s shareholders approved the 2007 Executive Cash Incentive Compensation Plan, which governs non-equity incentive compensation awards granted to Danaher’s executive officers. Each year, the Compensation Committee establishes the terms of awards under the 2007 Cash Incentive Compensation Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). Awards are earned under the plan for a given performance period only if Danaher has positive net income for the period, as determined according to GAAP. If Danaher has positive net income for the period, the maximum award amount payable to a participant for the performance period equals the lesser of (1) five million dollars ($5,000,000) or (2) the amount earned pursuant to the performance goals and other award terms set by the Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Committee may determine. The performance goals are based on any one of, or a combination of, the following performance-based criteria, which may be based on Danaher and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform or operating unit results:

•	earnings per share (on a fully diluted or other basis);

•	stock price targets or stock price maintenance;

•	return on capital or return on invested capital;

•	pretax or after tax net income;

•	working capital;

•	earnings before interest, taxes, depreciation, and amortization (EBITDA);

•	operating income;

•	free cash flow;

•	gross revenue;

•	cash flow;

•	profit margin;

•	return on equity; and/or

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Committee may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, business platforms, and/or operating units) and/or the past or current performance of other companies. The measures used in setting performance goals under the plan are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula ), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee within the applicable period (provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded); unless, with respect to any one or more carve-outs, the Committee decides otherwise during the applicable period. At the end of the performance period, the Committee certifies the satisfaction of the net income requirement and the level of attainment of the performance goal(s). Any awards payable under the incentive plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

Within the applicable period, the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability, voluntary termination of employment, termination by Danaher for cause, or termination by Danaher without cause.

2008 Performance Formula under the 2007 Executive Cash Incentive Compensation Plan

In February 2008, the Committee adopted a performance formula for determining the amounts to be paid under the 2007 Cash Incentive Compensation Plan to each executive officer for 2008 (other than Steven Rales and Mitchell Rales, who do not participate in the plan). Under the formula, the maximum amount of cash incentive compensation payable to a named executive officer for 2008 would equal the lesser of $5 million or the product of the following four elements (provided that no amounts would be paid if Danaher didn’t achieve positive net income for 2008):

•	the officer’s base salary;

•

the officer’s baseline bonus percentage (for 2008, the Committee set the baseline bonus percentages for each named executive officer as follows: Mr. Culp, 125%; Mr. Comas, 65%; Mr. Knisely, 75%; Mr. Lico, 65%; and Mr. Joyce, 65%);

•	a personal factor of 2.0 (subject to the Committee’s exercise of negative discretion); and

•	a company performance factor calculated as follows. First, we determine the average of (A) the compounded annual growth (or decline) rate of Danaher’s Adjusted EPS (defined below) for the fiscal years ended December 31, 2006, 2007 and 2008, and (B) the growth (or decline) rate of the company’s Adjusted EPS for the fiscal year ending December 31, 2008 compared to the fiscal year ended December 31, 2007. This is referred to as the “EPS factor” and is expressed in decimal terms; it can be a positive or negative number. The EPS factor is multiplied by a factor of four (4) if the EPS factor is a positive number, and two (2) if the EPS factor is a negative number. The product is then added to .9 to yield the company performance factor. If 2008 Adjusted EPS were to decline by more than 15% compared to 2007 Adjusted EPS, however, the company performance factor would equal zero and no bonus would be awarded. “Adjusted EPS” means fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”), but excluding:

•	extraordinary or nonrecurring items in accordance with GAAP;

•

the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula );

•	goodwill and other intangible impairment charges;

•	gains or charges associated with discontinued operations or restructuring activities;

•	gains or charges related to the sale or impairment of assets;

•

all charges directly related to acquisitions and incurred within two years of the acquisition date, and all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date; and

•	the impact of any discrete income tax charges or benefits identified in the period,

provided, that with respect to the gains and charges referred to in the third through seventh bullets above, only gains or charges that individually or as part of a series of related items exceed $10 million in the aggregate during the baseline and measurement periods are excluded.

After calculating the maximum amount payable to each named executive officer according to the formula, the Committee applied its negative discretion to reduce each officer’s personal factor to a number below 2.0 to determine the amount actually awarded to the officer for the year.

In February 2009, the Committee adopted a performance formula for 2009 pursuant to the terms of the 2007 Executive Cash Incentive Compensation Plan, which formula is the same in all material respects as the 2008 performance formula except for certain modifications to the definition of Adjusted EPS. Under the 2009 performance formula, Adjusted EPS (in both the historical and performance periods) includes the impact of non-acquisition related restructuring charges, and excludes the transaction costs and acquisition-related restructuring charges that would otherwise be included in GAAP EPS as a result of the Company’s adoption of Statement of Financial Accounting Standard (SFAS) No. 141 (R). For a further discussion of these changes, please see “Compensation Discussion and Analysis”. For 2009, the Committee established the following baseline annual bonus percentages for each named executive officer: Mr. Culp, 125%; Mr. Comas, 65%; Mr. Knisely, 75%; Mr. Lico, 60%; and Mr. Joyce, 65%.

2007 Stock Incentive Plan

For a description of the material terms of the 2007 Stock Incentive Plan, please see “Proposal 3—Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan.”

1998 Stock Option Plan

No further awards may be issued under the 1998 Plan but previously-awarded stock options and RSUs remain outstanding under the plan. All unexpired awards become fully exercisable when the employee reaches age 65 while still employed by Danaher, except for awards covered by performance criteria for purposes of Section 162(m). All RSUs awarded under the 1998 Plan were granted subject to the satisfaction of time-based vesting provisions and performance measures specified by the Committee at the time of grant. The provisions of the 1998 Plan relating to substantial corporate changes are substantially the same as the comparable provisions in the 2007 Plan.

Unless the Committee provided otherwise in granting an award, any options that are exercisable as of a participant’s termination date will terminate on the earlier of the expiration of the award’s term or:

•

the fifth anniversary of the date of termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Compensation Committee determines that the termination constitutes an “early retirement”;

•	12 months after termination, if the termination results from the participant’s death;

•	the earlier of (1) 12 months after termination, or (2) 60 days after the participant no longer has a disability, if the participant is terminated on account of disability;

•	the date of termination, if the participant’s employment is terminated for gross misconduct; or

•	30 days following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant.

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program, or EDIP, is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Each EDIP participant may elect to defer all or a portion of his or her salary and bonus with respect to a given plan year. Participants may choose among alternative earnings rates for the amounts they voluntarily defer, which are the same as the earnings rates of the investment options offered under our 401(k) plan (except for any investment options that may only be offered under a tax qualified plan). Participants may change their earnings rates at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must remain subject to that earnings rate until the account is distributed to the participant.

In addition, as of the beginning of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the total amount of the participant’s base salary and target bonus as of the end of the prior year; and

•

a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher Common Stock earnings rate applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant (other than “initial participants,” whose vesting rights are described below) vests in the amounts that Danaher contributes to his or her account as follows:

•	If the participant has both reached age fifty-five and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•

If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Participants who were participants in the EDIP when it commenced in March 1995 (“initial participants”) vest in two-thirds of each contribution we make as of the end of the year in which the contribution is made. Once the initial participant reaches the date by which his or her vesting percentage under the vesting terms generally applicable to EDIP participants would equal or exceed two-thirds, the participant continues vesting under such generally applicable vesting terms.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, he may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant may elect to receive distributions from his or her EDIP account in either a lump sum or, if the participant is 100% vested in the Danaher contributions that have been made to his or her account (or with respect to deferrals, contributions and earnings thereon that were not vested as of December 31, 2004, the participant has reached age 55 and completed five years of service), in annual installments over two, five or ten years. Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock; provided that all balances subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined in the plan) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate), as well as the opportunity to continue coverage under specified welfare benefit plans of the Company at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

DIRECTOR COMPENSATION

Summary of Director Compensation

Our non-employee directors receive:

•	an annual cash retainer of $40,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting they attend (whether by telephone or in person);

•	$1,000 for each committee meeting they attend (whether by telephone or in person);

•	an annual grant of options to purchase 4,000 shares of Danaher Common Stock with a ten-year term, which grant is fully vested as of the date of grant; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in quarterly installments.

Each non-employee director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price on the quarterly date that such fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to non-employee directors for the year ended December 31, 2008. Each of Steven Rales and Mitchell Rales serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2008 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	Total ($)
Mortimer M. Caplin (2)(3)	$84,500	(3)	$140,304	$224,804
Donald J. Ehrlich (2)	$99,500		$140,304	$239,804
Linda P. Hefner (2)	$63,500		$140,304	$203,804
Walter G. Lohr, Jr. (2)	$83,500		$140,304	$223,804
John T. Schwieters (2)	$91,500		$140,304	$231,804
Alan G. Spoon (2)(3)	$69,500	(3)	$140,304	$209,804
A. Emmet Stephenson, Jr. (2)(4)	$27,786		0	$27,786

(1)	Since all options granted to non-employee directors are immediately exercisable, the full grant date fair value of the award is recognized in the year of grant under FAS 123R. The amount set forth in the column therefore represents both the total grant date fair value for all equity awards granted to the director in 2008, as well as the total dollar amount recognized for the director for 2008 under FAS 123R. The amount recognized in 2008 pursuant to FAS 123R has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): a 9.5 year option life, a risk-free interest rate of 4.08%; a stock price volatility rate of 27%; and a dividend yield of 0.20% per share.

(2)	The table below sets forth the total number of outstanding options to purchase Danaher Common Stock beneficially owned by each non-management director as of December 31, 2008. All of the options set forth in the table below are fully vested.

Name of Director	Aggregate Number of Danaher Stock Options Beneficially Owned as of December 31, 2008
Mortimer M. Caplin	40,000
Donald J. Ehrlich	40,000
Linda P. Hefner	12,000
Walter G. Lohr, Jr.	40,000
John T. Schwieters	20,000
Alan G. Spoon	40,000
A. Emmet Stephenson, Jr.	—

(3)	Each of Messrs. Caplin and Spoon elected to defer 100% of his 2008 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals, Mr. Caplin received a total of 1,290 phantom shares with respect to his 2008 fees and Mr. Spoon received a total of 1,053 phantom shares with respect to his 2008 fees.

(4)	Mr. Stephenson retired from the Board effective as of May 6, 2008.

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2008.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (2)	25,487,437	(3)	$50.42	(4)	7,142,205	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	25,487,437	(3)	$50.42	(4)	7,142,205	(5)

(1)	In November 2007, Danaher assumed the Tektronix 2002 Stock Plan and the Tektronix 2005 Stock Plan in connection with Danaher’s acquisition of Tektronix, Inc. No further awards may be granted under either plan. As of December 31, 2008, 122,506 shares of Danaher Common Stock were issuable under these plans upon exercise or vesting of outstanding stock options and RSUs, and the stock options outstanding under these plans had a weighted average exercise price of $62.71 per share.

(2)	Consists of the 2007 Plan (including the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan), 1998 Plan, EDIP and the performance-based restricted stock units awarded to H. Lawrence Culp, Jr. in 2003 (“Culp 2003 RSUs”). No additional awards are issuable under the 1998 Plan.

(3)

Consists of 23,064,271 shares attributable to the 2007 Stock Plan and 1998 Stock Plan, in the aggregate, 777,200 shares attributable to the Culp 2003 RSUs and 1,645,966 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of

Danaher Common Stock. For purposes of this table, we have assumed that all EDIP balances as of December 31, 2008 would be distributed in Danaher Common Stock.

(4)	The RSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(5)	Consists of 6,970,984 shares available for future issuance under the 2007 Stock Plan and 171,221 shares available for future issuance under the EDIP. See “Employee Benefit Plans – 2007 Stock Incentive Plan” for a description of the types of awards issuable under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under Danaher’s written Related Person Transactions Policy the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1934, as amended.

Relationships and Transactions

Certain affiliates of FMR Corp., which beneficially owns more than 5% of Danaher’s common stock, provide services to us in connection with the administration of our stock plans (including the Non-Employee Directors’ Deferred Compensation Plan), 401(k) plans and EDIP. We paid these entities an aggregate of $107,371 for these services for 2008. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock accounts included in our 401(k) plans and for 2008 received trustee and custodian fees from plan participants for these services in the amount of approximately $382,986. FMR Corp. and its affiliates also received investment management fees during the year from each Fidelity mutual fund offered under the 401(k) plans based on a percentage of the plan assets invested in such mutual fund.

Steven Rales is Chairman of the Board of Danaher and his brother, Mitchell Rales, is Chairman of the Executive Committee of the Board of Danaher. Steven Rales and Mitchell Rales are the co-founders of Danaher. For their service as executive officers, each receives an annual salary of $395,000 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. In 2008, Danaher provided tax and accounting services to the Rales’ valued at approximately $181,963 in the form of one full-time employee (plus health and welfare benefits for the employee), allowed the Rales’ to make personal use of designated Danaher office space valued at approximately $223,887, and made 401(k) contributions of $16,350 to each of the Rales’. Danaher provided Steven Rales an additional $30,231 in perquisites in 2008 consisting of amounts relating to personal car, a country club membership and parking expenses. Danaher provided Mitchell Rales an additional $24,146 in perquisites in 2008 consisting of amounts relating to personal car and parking expenses. The Rales’ do not receive annual cash incentive compensation or equity awards.

Separately, in 2008, Steven Rales and Mitchell Rales paid Danaher approximately $167,141 for providing benefits for, and as reimbursement for paying all or a portion of the salaries of, three of their employees.

Steven Rales and Mitchell Rales also own a controlling interest in, and Philip Knisely, Executive Vice President of Danaher, owns approximately 2.3% of, Colfax Corporation, a company that makes and sells fluid handling systems. Certain of our subsidiaries purchase products from and sell products to various subsidiaries of Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2008, our subsidiaries sold approximately $265,000 of products to Colfax subsidiaries. The amount of sales in 2008 was less than one percent of Colfax’s, and of Danaher’s, gross revenues for 2008. Our subsidiaries intend to purchase products from and sell products to various Colfax subsidiaries in the future in the ordinary course of their businesses.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement dated February 15, 2007 with Joust Capital, LLC (“Joust One”) and an identical agreement with Joust Capital II, LLC (“Joust Two” and together with Joust One, the “Joust entities”). The Joust entities are owned by Steven Rales and Mitchell Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned or leased by each of Joust One and Joust Two in like manner to the management services provided by FJ900 for the Danaher aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreement. Having FJ900 perform management services for all three aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2008, the Joust entities paid FJ900 approximately $1,492,176 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. The management agreements have terms of five years, but may be terminated by either party upon 30 days notice.

In addition, Danaher is party to an airplane interchange agreement dated February 15, 2007 with Joust One and an identical agreement with Joust Two. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the Danaher aircraft to the Joust entity, in each case on a non-exclusive, equal time basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2008, the incremental cost of the use of the Joust aircraft by Danaher, net of the incremental cost of the use of the Danaher aircraft by the Joust entities, was $112,457. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements have terms of five years, but may be terminated by either party upon 10 days notice.

Thomas P. Joyce, Jr. is Executive Vice President of Danaher and has served in a variety of general management positions since joining Danaher in 1989. Thomas P. Joyce, Jr.’s brother, Robert Joyce, is president of Danaher’s KaVo North America business and does not report directly or indirectly to Thomas P. Joyce, Jr. Robert Joyce has also served in a variety of general management positions since joining Danaher in 1993. For 2008, Robert Joyce received total cash compensation of approximately $490,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2009. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2009 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning fees paid to Ernst & Young LLP in 2007 and 2008, see “Fees Paid to Independent Registered Public Accounting Firm” below.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2009.

PROPOSAL 3.

APPROVAL OF AMENDMENTS TO

THE DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN

The Danaher Corporation 2007 Stock Incentive Plan (the “Plan” or the “2007 Plan”), was adopted by the Board of Directors (“Board”) of Danaher Corporation on February 22, 2007 and by Danaher’s shareholders on May 15, 2007. In order to provide sufficient shares for future awards to our current and prospective employees and directors, the Board of Directors seeks shareholder approval to amend the Plan to increase the maximum number of shares that may be issued under the Plan by 7,000,000 shares to an aggregate maximum number of shares of 19,000,000. The Plan has been important in the Company’s efforts to attract and retain qualified employees. The Board of Directors is also seeking shareholder approval for certain other amendments to the terms of the Plan, as described below. The Board believes that it is in the best interest of the Company and its stockholders to approve the proposed Plan amendments (collectively, the “Amendment”) so that the Plan can continue to be used to attract, retain and reward employees and directors and closely align their interests with those of the Company’s stockholders.

The Compensation Committee of the Board has reviewed and considered the proposed Amendment and recommended to the Board that the Amendment be approved by the Board and that the Amendment be submitted to the Company’s stockholders for approval. The Board has approved the Amendment and directed that the Amendment be submitted to the Company’s stockholders for approval.

Burn Rate and Overhang

In administering the 2007 Plan, we consider both our “burn rate” and our “overhang”. We define “burn rate” in a given year as the total number of shares of Common Stock that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average shares of Common Stock outstanding during the year. Our burn rate in 2008 was 1.0% and our three year average burn rate from 2006-2008 was 1.2%.

We define “overhang” as of a given date as: the sum of the total number of shares of Common Stock that underlie outstanding equity awards plus the total number of shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan shares”); divided by the sum of total plan shares and shares of Common Stock outstanding as of such date. Our overhang as of December 31, 2008 was 9.4%, and on a pro forma basis (assuming that the additional 7,000,000 shares for which we are seeking shareholder approval were authorized as of December 31, 2008) our overhang as of December 31, 2008 would have been 11.1%.

The following table sets forth additional information regarding stock options outstanding as of March 5, 2009. As of March 5, 2009, 22.9 million stock options were outstanding with a weighted average exercise price of $50.75 and a weighted average remaining years of contractual life of 5.81 years.

	Outstanding Options (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money options outstanding in excess of six years	5.4	$25.71	1.89 years
Underwater options outstanding in excess of six years	0	N/A	N/A
All options outstanding less than six years	17.5	$58.45	7.01 years

We believe that our overhang (both on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes. Our overhang also reflects the fact that we apply vesting periods to our equity awards that we believe are longer than typical for our peer group as well as the fact that we encourage option holders to hold their awards for extended periods of time after vesting. We believe these both have the effect of extending the period during which the average equity award is reflected in the overhang calculation.

Description of Amendment

Following is a description of the amendments that the Board proposes to be made to the 2007 Plan:

•

As originally approved by the Company’s shareholders, the Plan authorizes the delivery of up to 12,000,000 shares of Common Stock pursuant to awards, of which no more than 4,000,000 may be granted in any form other than stock options or SARs. The Amendment authorizes the delivery of up to an additional 7,000,000 shares for a total of 19,000,000 authorized shares, and pursuant to the

Amendment no more than 6,000,000 of the 19,000,000 authorized shares may be granted in any form other than stock options or SARs. As of March 5, 2009, an aggregate of approximately 6,900,00 of the original 12,000,000 shares were delivered or reserved for delivery pursuant to awards granted under the Plan, leaving approximately 5,100,000 shares available for use in connection with future awards. These unused shares will remain available for awards under the Plan whether or not the Company’s shareholders approve the amendment. As of March 9, 2009, the closing price of the Company’s Common Stock was $48.03 per share.

•

The Amendment provides that (1) for purposes of the sub-limit on the number of Plan shares that can be issued as full-value awards, if shares underlying an unexercised award return to the share pool pursuant to the Plan, such shares will only be credited to the sub-limit to the extent they were debited from such sub-limit when granted, and (2) shares of Common Stock issued to convert, replace or adjust outstanding options or other equity-compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08, do not reduce the number of shares available for issuance under the Plan.

•

The Amendment strengthens the Plan’s prohibition on the repricing of options and stock appreciation rights (“stock appreciation rights” or “SARs”) without shareholder consent by also prohibiting the Company from canceling and re-granting any outstanding option or SAR with a lower exercise price unless the Company’s shareholders have approved such transaction within 12 months prior to such event (except in connection with changes in the capital structure or a Substantial Corporate Change of Danaher).

•

The Amendment provides that restricted stock awards and RSU awards must be granted subject to a minimum vesting period of 1 year (for performance based awards) or 3 years (for non-performance based awards), subject to specified exceptions.

•

The Amendment makes clear certain provisions relating to the treatment of awards upon termination of employment, including that (1) the Administrator has the discretion to determine whether and when a termination of employment has occurred, (2) the spin-off, sale or disposition of a participant’s employer from the Company or one of its subsidiaries constitutes a termination of employment under the Plan, and (3) a participant’s active employment or other service-providing relationship for purposes of the Plan will not be extended by any notice period or “garden leave” mandated under local law. In addition, to the extent post-termination exercise of an option or SAR is permitted under Section 11(a) of the Plan and such exercise is not covered by an effective registration statement, the option or SAR will terminate on the later of 30 days after such exercise becomes covered by an effective registration statement or the end of the original 90 day post-termination exercise period, provided that no option or SAR may be exercised after the expiration of the award term.

•

The Amendment revises the definition of Substantial Corporate Change to clarify that a merger, consolidation or reorganization involving the Company does not constitute a Substantial Corporate Change if the voting securities of the Company outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity. The Amendment also clarifies that only the consummation of one of the events specified in the definition would constitute a Substantial Corporate Change.

•

The Amendment adds language providing that consultants are eligible to receive awards under the Plan, allowing the Administrator to delegate authority to members of management (other than authority to make grants to non-employee directors), remedy ambiguities or omissions and adopt appropriate procedures, and clarifying that in general the Administrator may not amend the Plan or any outstanding award in a manner that would have a material adverse effect on any outstanding award.

Summary of the Plan (as proposed to be amended)

The following is a summary of the material terms of the 2007 Plan as proposed to be amended. This summary is qualified in its entirety by reference to the 2007 Plan as proposed to be amended, a copy of which is attached as Appendix A to this Proxy Statement. If the amendment is not approved, the 2007 Plan will remain in effect in its current form and with the number of shares currently authorized.

Awards and Eligibility

The following awards may be granted under the 2007 Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards, as such terms are defined in the 2007 Plan (collectively, all such awards are referred to as “awards”). Neither Danaher nor any of its subsidiaries will receive any consideration for the granting of these awards, other than, where required, par value. All employees, non-employee directors (“directors”) and consultants are eligible to participate in the 2007 Plan. As of March 9, 2009, there were approximately 51,500 employees and six non-employee directors.

Administration of Plan

The 2007 Plan is administered by the Compensation Committee of the Board of Danaher (the “Administrator”). The 2007 Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934 and each of whom is an “outside director” for purposes of Section 162(m) of the Code. The Administrator has the sole authority to grant awards and sole and exclusive discretion to construe, interpret and administer the 2007 Plan, remedy ambiguities or omissions and adopt appropriate procedures (and may delegate its authority to members of management (other than authority to make grants to non-employee directors)). The Administrator determines the employees, directors and consultants who will receive grants and the precise terms of the grants (including any provisions regarding acceleration of vesting and exercisability). The decisions of the Administrator are final and binding on all holders of awards.

Stock Subject to Plan; Award Limits

No more than 6,000,000 of the shares available for issuance under the 2007 Plan may be available for awards granted in any form other than stock options or SARs. If any award issued under the 2007 Plan expires, is canceled, or terminates for any other reason, the shares of Common Stock available under the award will again become available for issuance under the 2007 Plan, but any shares of Danaher Common Stock surrendered for the payment of the exercise price of stock options or SARs or used to satisfy a withholding obligation, and shares of Common Stock repurchased in the open market with the proceeds of a stock option exercise, will not again become available for use, and any expirations, cancellations, or terminations will count against the Code Section 162(m) limit.

In the case of any award intended to comply with Code Section 162(m), in any calendar year, no employee or director may be granted options or SARs under the 2007 Plan with respect to more than 10,000,000 shares of Danaher Common Stock or restricted stock grants or awards of RSUs which in the aggregate cover the cash value equivalent of more than 10,000,000 shares of Common Stock (measured as of the date of grant, less $0.01 par value per share of Common Stock). Danaher intends to use any proceeds it receives under awards for general corporate purposes.

Adjustments

Upon any change in Danaher’s capitalization such as a common stock dividend or stock split, the Administrator will make a proportionate and appropriate adjustment to the number of shares underlying outstanding awards as well as the number of shares reserved for issuance under the 2007 Plan (including the limits regarding the number of shares available for awards granted in any form other than options or SARs) and the number and type of shares specified as the annual per-participant limitation for purposes of Code Section 162(m).

Performance Rules

Awards under the 2007 Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m) of the Code. Under the 2007 Plan, an award that is designed to comply with Code Section 162(m) will be subject to any one of, or a combination of, the performance-based criteria described above under “Employee Benefit Plans —2007 Executive Cash Incentive Compensation Plan”. The Administrator may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other unrelated companies. For awards subject to Code Section 162(m), the measures used in setting performance goals will, to the extent applicable, be determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Administrator may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula ), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee no later than the earlier of the 90th day of the performance period or the date on which 25% of the performance period has been completed (the “Applicable Period”) (provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded); unless, with respect to any one or more carve-outs, the Committee decides otherwise during the Applicable Period. To the extent that an award is not intended to comply with Section 162(m) of the Code, it may be subject to these and/or other measures of performance selected by the Administrator.

In addition to the performance objectives established for any award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such award, any award that is intended to comply with Code Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been met. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. It may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Termination of Employment

Unless the Administrator determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death or disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct;

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Administrator determines that the termination constitutes an “early retirement”; or

•	90 days following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. To the extent post-termination exercise of an option or SAR is permitted under Section 11(a) of the Plan and such exercise is not covered by an effective registration statement, the option or SAR will terminate on the later of 30 days after such exercise becomes covered by an effective registration statement or the end of the original 90 day post-termination period, provided that no option or SAR may be exercised after the expiration of the award term.

In addition, under the following circumstances certain vesting provisions applicable to awards granted under the plan will accelerate.

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Death. Upon termination of a participant’s employment or service due to death (1) all outstanding stock options become fully vested, and (2) the vesting of a portion of his or her outstanding RSUs is accelerated as of the date of death (with such portion determined on a pro-rata basis for each part of an award with a separate vesting period, by reference to the number of years between the date the RSUs were granted (with any partial year counting as a full year) and the date of death divided by the number of years in the vesting period).

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Age 65. Upon the participant’s attainment of age 65 while employed or in service, the time-based vesting conditions applicable to the participant’s outstanding awards will automatically accelerate; performance-based vesting conditions will accelerate only in the discretion of the plan administrator (provided that such awards are not designated as subject to Internal Revenue Code (“Code”) Section 162(m)).

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Early retirement. Unless otherwise provided by the Administrator, in the event the Administrator grants a participant “early retirement” treatment: (1) the time-based vesting of any portion of any RSU or restricted stock grant scheduled to vest during the five-year period immediately following the retirement date is accelerated (and any such awards that are subject to performance-based vesting criteria that remain unsatisfied as of the date of any such termination will remain outstanding until the earlier of expiration of the award’s term or the fifth anniversary of the termination, to determine whether such criteria become satisfied), and the balance of such RSUs or restricted stock grants terminates as of the retirement date; and (2) the vesting criteria applicable to any outstanding options or SARs will not be accelerated, but such awards will remain outstanding and continue to vest following the retirement date until the earlier of expiration of the award’s term or the fifth anniversary of the termination.

Stock Options

The 2007 Plan authorizes the grant of non-qualified stock options, which are not intended to satisfy the requirements of Section 422 of the Code. The exercise price of stock options granted under the 2007 Plan may not be less than the fair market value of a share of Danaher’s Common Stock on the date of grant except where a lower exercise price is required to comply with Code Section 409A in the event of a stock option substitution, as contemplated by Section 4(e) of the 2007 Plan. The “fair market value” means the closing price per share of Common Stock on the New York Stock Exchange on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding trading day. Except for adjustments related to changes in the capital structure or a Substantial Corporate Change of Danaher, the Administrator may not, absent the approval of the shareholders within 12 months prior to the event, reduce the exercise price of any outstanding options or cancel and re-grant any outstanding option or SAR with a lower exercise price. No stock option will be exercisable more than ten years after the date it is granted.

Stock Appreciation Rights

Under the 2007 Plan, SARs may be granted to employees, directors and consultants. When a SAR is exercised, the employee receives a payment determined by calculating the difference between the fair market value of a share of Danaher’s Common Stock on the date of exercise and the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant of the SAR. Payment of a SAR may be made in cash or stock, or a combination of cash and stock. Any cash payment is made from Danaher’s general assets. Except for adjustments related to changes in the capital structure or a Substantial Corporate Change of Danaher, the Administrator may not, absent the approval of the shareholders within 12 months prior to the event, reduce the exercise price of any outstanding SAR or cancel and re-grant any outstanding SAR with a lower exercise price. No SAR will be exercisable more than ten years after the date it is granted.

Restricted Stock Grants

A restricted stock grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the 2007 Plan will have the same voting, dividend and other rights as Danaher’s other shareholders from the date of grant. Generally, any shares subject to unvested restricted stock grants are forfeited upon termination of employment (other than by reason of death or retirement). Restricted stock awards must be granted subject to a minimum vesting period of 1 year (for performance based awards) or 3 years (for non-performance based awards), subject to specified exceptions. Unless otherwise specified by the Administrator, any performance-based vesting conditions relating to restricted stock grants must be satisfied, if at all, prior to the 10th anniversary of the date of grant.

Restricted Stock Units

The Administrator may also grant RSUs under which the participants will be entitled, at some future date, to receive shares of Danaher’s Common Stock. Shares of Common Stock are issuable to the participant only upon satisfaction of any applicable vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded RSUs under the 2007 Plan does not possess any incidents of ownership with respect to the underlying shares of Common Stock. Generally, any shares subject to unvested RSUs are forfeited upon termination of employment (other than by reason of death or retirement). RSU awards must be granted subject to a minimum vesting period of 1 year (for performance based awards) or 3 years (for non-performance based awards), subject to specified exceptions. Unless otherwise specified by the Administrator, any performance-based vesting conditions relating to RSUs must be satisfied, if at all, prior to the 10th anniversary of the date of grant.

Other Stock-Based Awards

Other awards that are valued in whole or in part by reference to, or otherwise based on or related to, Danaher’s Common Stock may also be granted to employees, directors and consultants.

Transferability

Generally, awards under the 2007 Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. However, the Administrator has the authority to allow the transfer of awards by gift to members of the participant’s immediate family, children, grandchildren, or spouse, trusts for the benefit of such family members, or partnerships whose only partners are such family members.

Corporate Changes

As defined in the 2007 Plan, a Substantial Corporate Change includes the consummation of (i) Danaher’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Danaher is not the surviving entity (unless the voting securities of Danaher outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Danaher’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Danaher survives) that results in any person or entity (other than any affiliate of Danaher as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Danaher. Upon a Substantial Corporate Change, the 2007 Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a Substantial Corporate Change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of Common Stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Foreign Jurisdictions

To comply with the laws in countries outside the United States in which the Danaher or any of its subsidiaries operates or has employees, the Administrator has the authority to determine which subsidiaries shall be covered by the 2007 Plan and which employees outside the United States are eligible to participate in the 2007 Plan, to modify the terms and conditions of any award granted to employees outside the United States and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Amendment or Termination

The Board may amend, suspend or terminate the 2007 Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the 2007 Plan or any award made under the 2007 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award, provided however, that the Board reserves the right to unilaterally alter or modify the Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A.

New Plan Benefits

Grants that will be made under the Plan as proposed to be amended are not currently determinable. Since the 2007 Plan was adopted through February 28, 2009, Danaher has granted the following number of options and RSUs to purchase Danaher Common Stock to the individuals and groups listed below: Mr. Culp, 211,400 options and 84,600 RSUs; Mr. Comas, 115,210 options and 38,795 RSUs; Mr. Knisely, 54,640 options and 14,570 RSUs; Mr. Lico, 115,210 options and 38,795 RSUs; Mr. Joyce, 115,210 options and 38,795 RSUs; Mr. Caplin, 8,000 options; Mr. Ehrlich, 8,000 options; Ms. Hefner, 8,000 options; Mr. Lohr, 8,000 options; all current executive officers as a group, 805,220 options and 285,920 RSUs; all current directors who are not executive officers as a group, 48,000 options; all associates of any such directors, executive officers or nominees, none; and all other employees as a group, 6,275,545 options and 844,791 RSUs.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the 2007 Plan based on current federal income tax laws. The 2007 Plan is not qualified under Section 401(a) of the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to Danaher. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon a participant’s particular circumstances. This summary expressly does not discuss the provision of any income tax laws of any municipality, state or non-U.S. taxing jurisdiction in which a participant may reside, gift, estate or excise taxes, or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Danaher advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the 2007 Plan.

Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the participant at the time the nonqualified stock option is granted; (ii) generally, at exercise, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and Danaher is entitled to a tax deduction in the same amount (subject to the limits of Section 162(m) of the Code); and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. Income tax withholding from the participant is required on the income recognized by the participant upon exercise of a nonqualified stock option.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received, and if the SAR is paid in Common Stock, the fair market value of the Common Stock as of the date of exercise. Danaher generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limits of Section 162(m) of the Code). Income tax withholding from the participant is required on the income recognized by the participant upon exercise of a stock appreciation right.

Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the shares as ordinary income (treated as compensation). The participant’s basis in the stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the stock is held after the restrictions end). Dividends received by the participant constitute ordinary income (treated as compensation) in the year received. Danaher generally will be entitled to a deduction equal to the fair market value of the stock when it is included in the participant’s income, and will also be entitled to a business expense deduction for dividends paid to the participant (if any) on stock that remains subject to restrictions (in each case subject to the limits of Section 162(m) of the Code).

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted stock on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted stock is granted. Danaher generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) Danaher paid the participant for the restricted stock at the time it is forfeited.

Income tax withholding from the participant is required on the income recognized by the participant at the time of vesting of the restricted stock (or grant of the restricted stock, in the event the participant makes a Section 83(b) election).

Restricted Stock Units. A participant will not recognize any income at the time an RSU is granted, nor will Danaher be entitled to a deduction at that time. When payment on an RSU is made, the participant will recognize ordinary income in an amount equal to the fair market value of the Common Stock received. Income tax withholding is required on the income recognized by the participant. Danaher will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m) of the Code.

Tax Withholding. The Company may decide to satisfy withholding obligations related to equity awards through additional withholding on the participant’s salary or wages. If the Company does not or cannot withhold from the participant’s compensation, the participant must pay the Company, with a cashier’s check or certified check, the full amounts required for withholding. If the Administrator so determines, the participant may instead satisfy the withholding obligations (a) by directing the Company to retain shares of Common Stock from the exercise or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the participant acquires at the exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate.

Section 162(m) Limitation. Under Section 162(m) of the Code, Danaher may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The 2007 Plan contains provisions authorizing the grant of stock options, SARs, restricted stock, RSUs and other stock-based awards that may constitute performance-based awards within the meaning of Section 162(m).

Section 409A. The 2007 Plan has been written to comply, by its terms, with Section 409A of the Code; however, in the event that an award issued under the plan constitutes a deferral of compensation under a nonqualified deferred compensation plan (as such term is defined under Section 409A) that does not comply with Section 409A, such award may be modified to comply with the requirements of Section 409A (or a successor provision thereto).

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE.

PROPOSAL 4

SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER’S COMPENSATION COMMITTEE ADOPT SPECIFIED PRINCIPLES RELATING TO THE EMPLOYMENT OF ANY NAMED EXECUTIVE OFFICER

Certain Danaher shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by each such shareholder are available upon request to Danaher’s Secretary.

Adopt Responsible Employment Principles

Resolved, that the shareholders of Danaher Corporation (the “Company”) request the Board of Directors (the “Board”) to adopt the following principles relating to the employment of any named executive officer (“NEO”):

1) If the company enters into an employment agreement (the “Agreement”) with a NEO, the Agreement must have a specified termination date, not to exceed three years, and should not contain an “evergreen” clause that provides for automatic renewal without shareholder approval.

2) The Company should not permit the accelerated vesting of stock options, restricted stock, and other equity-based awards.

3) The Company should not provide for excise tax gross-ups or any other kind of similar make-whole arrangements.

These principles should be implemented so as not to violate any current contractual obligations.

For purposes of this resolution, “employment agreement” shall be defined as any agreements or arrangements that provide for payments or awards in connection with a NEO’s employment with or departure from the Company.

“Excise tax gross-up” is defined as any payment to or on behalf of a NEO whose amount is calculated by reference to an actual or estimated tax liability of the executive resulting from employment.

Supporting Statement

The adoption of this resolution will ensure that when the Company employs a NEO, whether by entering into an employment contract, or in absence of one, the terms of employment will contain provisions that protect the interests of long-term investors.

Employment contracts set the terms of an executive’s salary, bonus, benefits and stock awards, and define payouts. We believe executive contracts and other agreements frequently favor the executive and run counter to the interests of shareholders.

At our Company, CEO H. Lawrence Culp, Jr. could receive as much as $183 million if he were terminated upon a change-in-control, including $147 million in accelerated equity awards, and $29 million in a tax gross-up, according to the Company’s 2008 Proxy Statement.

Many corporate governance experts increasingly question the need for employment agreements for executive officers. The Council of Institutional Investors (“CII”) recommends that employment contracts should have a specified termination date. CII also recommends that companies should not compensate executives for any taxes payable upon receipt of severance, change-in-control or similar payments. RiskMetrics Group believes that employment contracts for NEOs should be short-lived, and change-in-control provisions should exclude tax gross-ups and the acceleration of vesting of equity awards, unless subject to a double-trigger.

In addition to employment contracts, poorly designed equity plans may provide extraordinary payments to departing executive officers. Executive-friendly employment contracts and poorly designed and administered equity plans provide excessive payouts even when an executive fails and are almost always the primary culprits of massive “golden-goodbyes.”

The adoption of this resolution will ensure that the Company’s employment agreements and equity plans are designed so as to avoid rewarding poorly performing departing executives with generous compensation packages. We urge shareholders to vote FOR this proposal.

Company’s Statement in Opposition

Our Board agrees that in particular circumstances it would be inappropriate for Danaher to agree to the executive employment terms enumerated in the shareholder proposal. Our Board also believes, however, that it would be inappropriate to adopt a rigid policy against agreeing to any of the three enumerated terms in any named executive officer compensation arrangement.

The Compensation Committee of our Board, composed exclusively of independent directors, oversees executive compensation arrangements. Our Board believes that the Committee should retain discretion in setting executive compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of Danaher and of the new executive, and the dictates of the competitive marketplace, would make it appropriate for Danaher to agree to one or more of the three enumerated terms. For example, executives often incur expenses, forfeit significant cash and equity awards and forfeit other, attractive opportunities in order to accept employment with a new company. An executive may not be willing to accept such risks without some protection, which may take the form of one or more of the three enumerated terms, and depending on Danaher’s needs at the time it may be appropriate to agree to one or more of such terms. Precluding the Committee from agreeing to any of the three enumerated terms could impair Danaher’s ability to fill critical, executive positions by impeding Danaher’s ability to negotiate agreements that address the competitive market, Danaher’s needs and the individual nature of these situations.

Our Board recognizes the need to strike an appropriate balance between attracting the most qualified executives and limiting our compensation costs. Our Board believes that it has been a good steward of the Company’s resources in this regard. As noted in “Executive Compensation—Compensation Discussion and Analysis,” Danaher has very few of the types of arrangements that are identified in the shareholder proposal. It is important to note that as of December 31, 2008, the large majority of the amounts that our CEO would be entitled to upon a change-of-control related termination relate to the acceleration of the RSUs which were awarded to him in 2003, which increase and decrease in value in accordance with the Company’s stock price. More importantly, the terms of these RSUs, including the terms providing for acceleration of vesting upon a change of control, were specifically approved by Danaher’s shareholders in 2003 by more than 90% of the votes cast.

Our Board believes that it is in our shareholders’ best interests that the responsibility for striking the balance noted above remain vested in the Compensation Committee, unconstrained by the rigid limitations proposed in the above resolution.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

PROPOSAL 5

SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER’S COMPENSATION COMMITTEE ADOPT A POLICY REQUIRING THAT SENIOR EXECUTIVES RETAIN A SIGNIFICANT PERCENTAGE OF SHARES ACQUIRED THROUGH EQUITY COMPENSATION PROGRAMS UNTIL TWO YEARS FOLLOWING A TERMINATION OF THEIR EMPLOYMENT

A Danaher shareholder has notified us that it intends to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by such shareholder are available upon request to Danaher’s Secretary.

RESOLVED, that shareholders of Danaher corporation (“Danaher”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before Danaher’s 2010 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Danaher. According to the Danaher 2008 proxy statement, long-term, equity-based compensation with extended time-based vesting periods is the most significant component of compensation for each named executive officer for 2007. In 2007, Executive Vice President Phillip Knisely realized nearly $20 million in reported value through the exercise of 270,000 options. Yet the 2008 proxy statement disclosed that, as of March 7, 2008, Mr. Knisely only held 8,748 shares that were not stock options, comprised of 1,313 shares attributable to his Executive Deferred Incentive Program account, 5,010 shares held jointly with his spouse, and 2,425 shares in a trust for his daughter.

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Danaher’s long-term success and would better align their interests with those of Danaher shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

Danaher has a minimum stock ownership guideline requiring executives to own a number of shares of Danaher stock as a multiple of salary. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge shareholders to vote for this proposal.

Company’s Statement in Opposition

We strongly agree with the goal of motivating executives to deliver long-term value; we disagree with the means that the shareholder proposal recommends for accomplishing this goal. We believe that we already effectively motivate executives to build long-term shareholder value, as evidenced by our track record. As of December 31, 2008, Danaher’s total shareholder return had exceeded the performance of the S&P 500 index over the past one, three, five and ten year periods, with a compounded annual return of approximately 7.8% over the ten year period compared to a compounded annual return of approximately -1.4% for the S&P 500 index over the same period. The suggestion that management’s interests are not aligned with the Company’s shareholders is not supported by the facts.

We believe that the composition of our executive compensation packages effectively motivates executives to deliver long-term results and discourages unreasonable risk-taking.

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A significant portion of our executive compensation consists of stock option and RSU grants, and these grants are subject to time-based vesting periods that are longer than typical in our peer group (our executive stock options and RSUs typically vest over a period of five years and generally now do not vest until at least the fourth or fifth anniversary of the grant date). The executive does not receive the full value of the award unless he or she remains with us through the final vesting date, which we believe strongly motivates our executives to remain with Danaher over the long-term and take a long-term view of our performance. The use of vesting terms that are longer than typical for our peer group is also a critical factor in discouraging unreasonable risk-taking.

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Our stock ownership policy further reinforces the linkage between the long-term interests of our directors and executives and the interests of our shareholders. Despite the fact that executives are allotted five years in which to comply with the policy, each of the executives covered by the policy as of December 31, 2008 was already in compliance with the policy as of that date. In fact, Danaher’s directors and executive officers beneficially own more than 20% of Danaher’s outstanding shares, which further serves to discourage unreasonable risk-taking.

Not only is the shareholder proposal unnecessary given our clear track record of motivating management to build long-term value for shareholders; it may actually jeopardize our ability to continue delivering value to shareholders.

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Danaher believes that most of its peer companies do not impose limitations similar to those set forth in the proposal on the sale of shares acquired upon exercise or vesting of equity awards. As a result, the restrictive retention policy suggested by the shareholder proposal would put us at a significant disadvantage to many of our peer companies in our efforts attract and retain the talented executives we need to continue building shareholder value.

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In addition, because equity compensation is the largest element of compensation for our executive officers, for many Danaher executives vested options and RSUs make up a substantial proportion of their net worth. These executives may have a legitimate need to diversify their portfolios. Requiring our executives to retain a high percentage of the shares awarded to them through equity compensation plans could actually encourage executives to leave Danaher in order to realize the value of their compensation.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

PROPOSAL 6

SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER’S BOARD ISSUE A REPORT IDENTIFYING POLICY OPTIONS FOR ELIMINATING EXPOSURE OF THE ENVIRONMENT AND DENTAL CONSUMERS TO MERCURY FROM DENTAL AMALGAMS SOLD BY DANAHER

Certain Danaher shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by each such shareholder are available upon request to Danaher’s Secretary.

Danaher – 2009	Manufacturing Mercury Fillings Report

Whereas:

Dental amalgam is a pre-Civil war device composed of approximately 50% mercury, a virulent reproductive toxicant and neurological toxicant. (A fact sheet prepared by the Dental Board of California in 2004 states that amalgam is 43% to 54% mercury.) In sharp contrast to dentistry, medicine generally transitioned out of using mercury by the end of the nineteenth century. Today, the Food and Drug Administration (FDA) even bans mercury in applications for animals.

Because of the mercury, amalgam arrives at a dentist’s office with a skull-and-crossbones affixed. Mercury amalgam is so hazardous that a dentist must put a removed filling into a hazardous waste container.

The most common dental filling material today is resin composite. Since resin is interchangeable with amalgam, substantial numbers of general dentists—one study says 38%, another 52%—never place mercury amalgam. Scandinavian nations discontinued mercury amalgam as national policy.

Abandoning mercury amalgam would be profitable for Danaher. A 2007 Bank of American Securities report says ending amalgam sales would improve profits for Dentsply (Danaher’s main dental products competitor), because resin is more profitable.

After years of inaction, the FDA radically changed its website in June 2008 – withdrawing claims that amalgam is safe and issuing this chilling advisory:

“Dental amalgams contain mercury, which may have neurotoxic effects on the nervous systems of developing children and fetuses.” (www.fda.gov/cdrh/consumer/amalgams.html)

A 2008 JPMorgan report, referencing the June 2008 FDA advisory, states that amalgam manufacturers are now at risk for class-action lawsuits.

Detailed reports by major environmental groups claim dental mercury is the largest source of mercury in the nation’s wastewater.

As the most vaporous heavy metal, mercury vapors, in the opinion of many experts, are a clear danger to dental workers and their unborn children. Danaher is at risk in states permitting employees to sue those who put toxicants in the workplace.

S. 906, the Mercury Export Ban Act of 2008, bans mercury exports; this law’s lead sponsor was Senator, now President, Obama. We believe such action by our new President forecasts an Administration which may be tough on companies producing mercury-laden products.

An NAACP witness testified before Congress that lower-income patients get mercury fillings while wealthy ones don’t. Continued production of amalgam puts Danaher’s reputation at risk for abetting two-tiered dentistry.

We believe: (1) the lesser profits from amalgam compared to other dental filling materials, (2) growing risk of litigation from patients and from workers, (3) likely reputational injury to Danaher, a company priding itself for interest in the environment, plus (4) risk to long-term sales due to damage to Danaher’s reputation for providing quality dental products to the poor as well as the rich – all point to the need to cease production of amalgam.

RESOLVED: Shareholders request that the Board of Directors issue a report, produced at reasonable cost and excluding proprietary information, not later than December 31, 2009, identifying policy options for eliminating exposure of the environment and dental consumers to mercury from Danaher products.

Company’s Statement in Opposition

The proponent’s supporting statement and resolution omit numerous details that we believe are critical for investors to understand why the sale of dental amalgams by Danaher’s Kerr subsidiary is an appropriate business decision. Below we address the more significant of the omissions and inaccuracies contained in the proponent’s statement.

Dental amalgam, which is commonly used by dentists as a restorative material to fill cavities in teeth, is an alloy made of liquid mercury and a powder typically containing silver and other metals. While dentists use a variety of materials for fillings, amalgams remain the preferred filling in a variety of circumstances due to their strength and other properties. In addition, they are normally the least expensive filling material, helping ensure that dental care is available to those who cannot afford more expensive, cosmetically appealing materials such as composites.

Danaher’s Kerr business believes there is a proper place for the use of amalgams in dentistry. We base this belief on the fact that no scientific or medical study to date has credibly linked the use of dental amalgams to harm to human health. Contrary to the alarming rhetoric in the proponent’s supporting statement regarding possible adverse effects of amalgams, the Center for Disease Control’s website summary on amalgams contains the following summary under the heading “Little Evidence of Any Health Risk”:

Reports that suggest mercury from amalgam causes the above-mentioned symptoms, conditions and other diseases like Alzheimer’s or multiple sclerosis, are not backed up by current scientific evidence.

As indicated in the Proponent’s supporting statement, the FDA is reviewing the scientific evidence about safe use of dental amalgams, particularly for sensitive subpopulations. However, the fact that the FDA is continuing to study whether the use of dental amalgams causes any side-effects does not differentiate amalgams from many other medical devices and products regulated by the FDA. In fact, the FDA website notes that “[s]ince the 1990s, FDA and other government agencies (CDC, NIH) have reviewed the scientific literature looking for links between dental amalgams and health problems.”

We also disagree with the Proponent’s statement that discontinuing the sale of amalgam would be profitable for Danaher. The proponent’s statement would only be true if Kerr replaced lost sales of dental amalgam with sales of composites. But as discussed above, practitioners that use amalgams have cost and/or efficacy reasons for doing so, and if Kerr were to discontinue the sale of amalgams we believe these practitioners would purchase amalgams from other providers, reducing Danaher’s revenues and profits.

The Proponent also alleges that Kerr’s sale of amalgams “abet[s] two-tiered dentistry.” We disagree with the Proponent’s presumption that if companies ceased the sale of dental amalgams, lower-income patients would still have access to higher-cost fillings such as composite. We believe that the sale of lower-cost amalgams helps make dental care available for certain patients who otherwise could not afford such treatment.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER MATTERS

Danaher’s management is not aware of any other business that may come before the meeting. Under our Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied, except as follows. Ms. Linda Hefner failed to file on a timely basis one Form 4 with respect to the purchase of 928 shares on the open market; and each of Messrs. Mortimer M. Caplin and Alan G. Spoon failed to file on a timely basis one Form 4 with respect to their regular, quarterly deferrals of directors’ fees into Danaher’s Non-Employee Directors’ Deferred Compensation Plan as a result of administrative error on the Company’s part. Each of Ms. Hefner and Messrs. Caplin and Spoon subsequently filed the required Form 4 with respect to such transaction.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees for audit, audit related, tax and other services rendered by Ernst & Young LLP to Danaher for fiscal 2008 and 2007.

	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
Audit Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of Danaher’s annual financial statements and internal control over financial reporting, reviews of financial statements included in Danaher’s Quarterly Reports on Form 10-Q and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$10,239,000	$9,095,000
Audit-Related Fees. Aggregate fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Danaher’s financial statements and are not reported under “Audit Fees” above. The nature of the services comprising the fees disclosed under this category primarily include audits of Danaher entities not otherwise required in connection with statutory or regulatory filings, employee benefit plan audits, comfort letters in connection with underwritten securities offerings, and procedures performed in connection with due diligence related to certain acquisitions.	$1,379,500	$394,300
Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance and tax consulting. (1)	$2,222,100	$3,154,000
All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$1,800,400	$1,623,000
Tax Consulting. Includes tax consulting services rendered by Ernst & Young LLP, including assistance related to tax planning.	$421,700	$1,531,000

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Pre-Approval Policy

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by its independent auditor. Each year, the Committee approves the independent auditor’s retention to audit Danaher’s financial statements before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent auditor and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the integrity of Danaher’s financial statements, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors, and the performance of Danaher’s internal audit function and independent auditors. The Committee operates pursuant to a written charter adopted by the Board.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Danaher’s management and Ernst & Young LLP Danaher’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008, management’s assessment of the effectiveness of Danaher’s internal control over financial reporting and Ernst & Young LLP’s evaluation of Danaher’s internal control over financial reporting.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2008 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chairman)

Mortimer M. Caplin

Donald J. Ehrlich

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder who wishes to have a proposal included in Danaher’s proxy statement for the 2009 annual meeting of shareholders must submit the proposal in writing to Danaher’s Secretary at Danaher’s principal executive offices, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, for receipt no later than November 20, 2009 in order to be considered for inclusion.

Under Danaher’s Bylaws, a shareholder who wishes to introduce a proposal (including any nomination for election to Danaher’s Board) to be voted on at Danaher’s 2010 Annual Meeting of Shareholders that is not included in Danaher’s proxy statement for the meeting must provide advance written notice to Danaher’s Secretary at the address set forth above. The Secretary must receive such notice (containing certain information specified in the Bylaws about the shareholder and the proposed action) at least 45 days before the date on which Danaher first mailed its proxy materials for the prior year’s Annual Meeting; provided, however, that in the event that the date of the current year’s annual meeting has changed by more than 30 days from the prior year’s annual meeting, a shareholder’s notice must be so received not later than the close of business on the later of (A) the 60th day prior to the current year’s annual meeting and (B) the tenth day following the day on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of the current year’s annual meeting was made, whichever first occurs. Assuming that the 2010 annual meeting is held during the period from April 5, 2010 to June 4, 2010 (as it is expected to be), in order to comply with the time periods set forth Danaher’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above by February 3, 2010. If a shareholder fails to provide timely notice of a proposal to be presented at the 2010 annual meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: March 20, 2009

COPIES OF DANAHER’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO DANAHER OR BY ACCESSING THE REPORT ON http://www.danaher.com/proxy. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2099 PENNSYLVANIA AVENUE, N.W., 12TH FLOOR, WASHINGTON, D.C. 20006.

APPENDIX A

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

As Proposed to be Amended and Restated

1.	Purpose of the Plan. Danaher Corporation, a Delaware corporation, wishes to recruit and retain key Employees and outside Directors. To further these objectives, the Company established the Danaher Corporation 2007 Stock Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Units, and Other Stock-Based Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Board or the Compensation Committee of the Board, unless the Board specifies another committee.

“Applicable Period” with respect to any Performance Period for an Award means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards (each as defined below).

“Award Certificate” means a certificate setting forth the terms and conditions of an Award.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Danaher Corporation, a Delaware corporation.

“Consultant” means any person engaged as a consultant or advisor of the Company or an Eligible Subsidiary for whom a Form S-8 Registration Statement is available for the issuance of securities.

“Covered Employees” means any person who is a “covered employee” within the meaning of Code Section 162(m).

“Date of Grant” will be the date as of which the Administrator grants an Award to a person.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months.

“Early Retirement” means an employee voluntarily ceases to be an Employee and both (i) the employment termination occurs before the Employee reaches age sixty-five (65) and (ii) the Administrator determines that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Administrator need not consider the definition under any other Company benefit plan.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as an employee of the Company or an Eligible Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price,” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)	If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date;

(ii)	If the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date; if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date; or if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date.

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

“Gross Misconduct” means the Participant has:

(i)	Committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;

(ii)	Been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary thereof;

(iii)	Refused or willfully failed to adequately perform any duties assigned to him/her; or

(iv)	Refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means an employee voluntarily ceases to be an Employee at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to the Plan that is not an ISO, entitling the Optionee to purchase Shares.

“Optionee” means an Employee, Consultant, or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs and Restricted Stock Grants) that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Objectives” means one or more objective, measurable performance factors as determined by the Committee (as described in Section 4(b) of the Plan) with respect to each Performance Period based upon one or more of the factors set forth in Section 14 of the Plan.

“Performance Period” means a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

“Plan” means this 2007 Stock Incentive Plan, as amended from time to time.

“Recipient” means an Employee, Consultant, or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

“1998 Plan” means the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended.

3.	Eligibility. All Employees, Consultants, and Directors are eligible for Awards under this Plan. Eligible Employees, Consultants, and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.

4.	Administration of the Plan.

(a)	The Administrator. The Administrator of the Plan will be the Compensation Committee of the Board, unless the Board specifies another committee. The Board may also act under the Plan as though it were the Committee. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions to Employees (other than the power to grant awards to Eligible Directors), to the extent permitted under applicable Delaware corporate law.

(b)

Code Section 162(m) and Rule 16b-3 Compliance. The Administrator may, but is not required to, grant Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Code Section 162(m). However, grants of Awards to Covered Employees intended to qualify as performance based compensation under Code Section 162(m) shall be made and certified only by a Committee (or a subcommittee of the Committee) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)). Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3.

(c)	Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to: construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (including the power to remedy any ambiguity, inconsistency, or omission); amend, waive, or extend any provision or limitation of any Award (except as limited by the terms of the Plan); in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and, to adopt such procedures as are necessary or appropriate to carryout the foregoing.

(d)	Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine:

(i)	Optionees and the Recipients of other Awards;

(ii)	the terms of such Awards;

(iii)	the schedule for exercisability and nonforfeitability (including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives and the acceleration of the exercisability or nonforfeitability of the Awards);

(iv)	the time and conditions for expiration of the Awards, and

(v)	the form of payment due upon exercise or grant of Awards.

(e)	Substitutions. The Administrator may also grant Awards in substitution for options or other equity interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.

(f)	Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5.	Stock Subject to the Plan.

(a)

Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 16(a) of the Plan) or as provided under Section 15, the aggregate number of shares of Common Stock that may be issued under the Awards may not exceed nineteen million (19,000,000) shares, of which no more than six million (6,000,000) shares may be available for Awards granted in any form other than Options or SARs. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards. Any such returning shares of Common Stock shall be credited to the applicable sub-limit set forth above on the same basis as the original Award was debited. Any shares of Common Stock surrendered for the payment of the Exercise Price or withholding taxes under Options or SARs and shares of Common Stock repurchased in the open market with the proceeds of an Option exercise, may not again be made available for issuance under the Plan. Shares of Common Stock issued to convert, replace or adjust outstanding options or other equity-compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of shares available for issuance under the Plan.

(b)	Code Section 162(m) Limitations on Awards. Subject to the provisions of Section 15 relating to capitalization adjustments, in the case of any Award intended to comply with Code Section 162(m), no Employee or Director shall be eligible to be granted in any calendar year (i) one or more Options or Stock Appreciation Rights which in the aggregate cover more than ten million (10,000,000) shares of Common Stock or (ii) one or more Restricted Stock Grants or awards of Restricted Stock Units which in the aggregate cover the cash value equivalent of more than ten million (10,000,000) shares of Common Stock, measured as of the Date of Grant, less $0.01 par value per share of Common Stock. To the extent required by Code Section 162(m), in applying the foregoing limitation with respect to an Employee or Director, if any Option, Stock Appreciation Right, Restricted Stock Grant or Restricted Stock Unit (in each case which is intended to comply with Code Section 162(m)) is canceled, the canceled Award shall continue to count against the maximum number of shares of Common Stock, or the value thereof, if applicable, with respect to which an Award may be granted to an Employee or Director.

(c)	Stockholder Rights. Except for Restricted Stock Grants, the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable.

(d)	Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award. Any fractional share will be rounded up and issued to the Participant in a whole share.

6.	Terms and Conditions of Options.

(a)	General. Options granted to Employees, Consultants, and Directors are not intended to qualify as Incentive Stock Options. Other than as provided under Section 15 below and except in connection with a merger, acquisition, spinoff, or other similar corporate transaction, the Administrator may not reduce the Exercise Price of any outstanding Option or cancel and re-grant any outstanding Option under the Plan with a lower exercise price unless the Company’s shareholders have approved such action within twelve (12) months prior to such event. Subject to the foregoing, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.

(b)	Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except where a lower Exercise Price is required to comply with Code Section 409A in the event of an Option substitution, as contemplated by Section 4(e) above, or as provided under Section 15 below. The Company may use the consideration it receives from the Optionee for general corporate purposes.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option. If the Administrator does not specify otherwise at the Date of Grant, Options for Employees will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant, and Options for Eligible Directors will be exercisable in full as of the Date of Grant.

No portion of an Option that is unexercisable at an Optionee’s termination of employment (for any reason other than Retirement) will thereafter become exercisable, unless the Administrator determines otherwise, either initially or by amendment. In the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding Options will be deemed satisfied in full and the Options shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied.

(d)	Method of Exercise. To exercise any exercisable portion of an Option, the Optionee must:

(i)	Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;

(ii)	Pay the full Exercise Price by cashier’s or certified check for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

(iii)	Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

The Administrator may agree to payment through the tender to the Company of shares of Common Stock. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Common Stock and issue a net number of shares upon Option exercise.

(e)	Term. No one may exercise an Option more than ten years after its Date of Grant.

7.	Terms and Conditions of Stock Appreciation Rights.

(a)	General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price, if any. The Administrator shall be subject to the same limitations on the reduction of an SAR Exercise Price as is applicable to the reduction of the Exercise Price of an Option under Section 6(a).

(b)	Exercise Price. The Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The Exercise Price for the SAR may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR. If the Administrator does not specify otherwise, SARs will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant.

No portion of a SAR that is unexercisable at a Participant’s termination of employment (for any reason other than Retirement) will thereafter become exercisable, unless the Administrator determines otherwise, either initially or by amendment. In the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding SARs will be deemed satisfied in full and the SARs shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied.

(d)	Term. No one may exercise a SAR more than ten years after its Date of Grant.

8.	Terms and Conditions of Restricted Stock Grants.

(a)	General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator and, with regard to Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan). The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.

(c)	Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines; provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on Restricted Stock Grants will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. However, in the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding Restricted Stock Grants will be deemed satisfied in full and the Award shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. Restricted Stock Grants shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its discretion in the event of death, Disability, Retirement or a Substantial Corporate Change.

(d)	Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.

9.	Terms and Conditions of Restricted Stock Units.

(a)	General. RSUs shall be credited as a bookkeeping entry in the name of the Employee or Eligible Director in an account maintained by the Company. No shares of Common Stock are actually issued to the Participant in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator, or in the case of Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan).

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.

(c)	Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines; provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on RSUs will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. However, in the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding RSUs will be deemed satisfied in full and the Award shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. RSUs shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its discretion in the event of death, Disability, Retirement or a Substantial Corporate Change.

(d)	Rights as a Stockholder. A Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.

10.	Terms and Conditions of Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion.

11.

Termination of Employment. Unless the Administrator determines otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement. For purposes of Awards granted under this Plan, the Administrator shall have discretion to determine whether a Participant has ceased to be actively employed by (or, in the case of a Consultant or Director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. For the avoidance of doubt, a Participant’s active employer-employee or other active service-providing relationship shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to local law), and in the event of a Participant’s termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise any Option or SAR after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under local law. Unless the Administrator provides otherwise (1) termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of a Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) shall constitute a termination of employment or service.

(a)	General. Upon termination of employment for any reason other than for death or Retirement, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any outstanding RSUs or Other Stock-Based Awards shall be settled upon termination and, except as set forth in subsections (b) – (g) below, the Participant shall have a period of ninety (90) days, commencing with the date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR; provided, however, that if the exercise of an Option or SAR following termination of employment (to the extent such post-termination exercise is permitted under Section 11(a) of this Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option or SAR shall terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, or (ii) the end of the original 90 day period; provided, however, that in no event may an Option or SAR be exercised after the expiration of the term of the Award.

(b)	Retirement. Upon termination of employment by reason of the Participant’s Retirement (Early Retirement or Normal Retirement) and unless contrary to applicable law:

(i)	Acceleration of Time-Based Vesting upon Age Sixty-Five (65). As set forth in Sections 6(c), 7(c), 8(c) and 9(c), in the event the Participant reaches age sixty-five (65) while, employed, irrespective of whether the Participant then retires, any time-based vesting conditions on any outstanding Awards will be deemed satisfied in full.

(ii)	Acceleration of Time-Based Vesting for RSUs and Restricted Stock Grants upon Early Retirement. Unless otherwise provided by the Administrator, in the event of a Participant’s Early Retirement, the time-based vesting of any portion of any RSU or Restricted Stock Grant scheduled to vest during the five-year period immediately following such Early Retirement shall be accelerated, and any portion of such Award subject to time-based vesting conditions not scheduled to vest until after the fifth anniversary of such Early Retirement shall be forfeited. For the avoidance of doubt, unless otherwise provided by the Administrator the terms set forth in this 11(b)(ii) shall not apply to any Award other than RSUs and Restricted Stock Grants.

(iii)	Survival of Options and SARs. Subject to the term of the Award, any Options or SARs held by the Participant will remain outstanding, continue to vest and may be exercised until the fifth anniversary of Retirement (or if earlier, the termination date of the Award).

(iv)	Survival to Determine Satisfaction of Performance Conditions. If any performance-based vesting conditions or Performance Objectives remain unsatisfied as of the Retirement date, the Award shall remain outstanding for up to five years after such date (or, if earlier, up to the termination date of the Award) to determine whether such conditions or objectives become satisfied and the Award shall become fully vested once it has been determined that such conditions or objectives have been satisfied within the applicable period (at which point, the vested shares of Common Stock will be delivered to the Participant). The Administrator shall have discretion to accelerate the vesting of all or a portion of such performance-based vesting conditions or Performance Objectives, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(c)	Death. Upon termination of employment by reason of the Participant’s death:

(i)	All unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.

(ii)	A portion of the outstanding RSUs and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each portion of an Award of RSUs or Restricted Stock Grant that is scheduled to vest on a particular vesting date, upon the Participant’s death, a pro rata amount of the RSUs or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death, (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods between the Date of Grant and the particular, scheduled vesting date. Any fractional right to a share of Common Stock that results from applying the pro rata methodology described herein shall be rounded up to a right to a whole share. Notwithstanding anything in the Plan to the contrary, unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any RSUs or Restricted Stock Grants the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(iii)	With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.

(d)	Disability. Upon termination of employment by reason of the Participant’s Disability, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability. The vested portion of any Award other than an Option or SAR shall be settled upon termination of employment.

(e)	Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct, as determined by the Administrator, all unexercised Options and SARs, unvested portions of RSUs, unvested portions of Restricted Stock Grants and any Other Stock-Based Awards granted under the Plan shall terminate and be forfeited immediately without consideration.

(f)	Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment, the Award will nevertheless expire as of the date that the former Employee or Director violates any covenant not to compete or any other post-employment covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and any Subsidiary thereof, on the one hand, and the former Employee or Director on the other hand, as determined by the Administrator.

(g)

Leave of Absence. The active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence, in each case to the extent approved by the Administrator. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have discretion to provide that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave and shall not resume until and unless the Participant returns to active employment prior to the expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.

12.	Award Certificates. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award Certificate and/or an Award agreement that the Administrator may require the Participant to sign. To the extent the Award Certificate or Award agreement is inconsistent with the Plan, the Plan will govern. The Award Certificates or Award agreements may contain special rules, particularly for Participants located outside the United States. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award Certificate or Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.

13.	Award Holder. During the Participant’s lifetime and except as provided under Section 21 below, only the Participant or his/her duly appointed guardian or personal representative may exercise or hold an Award (other than nonforfeitable shares of Common Stock). After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.

14.	Performance Rules.

(a)	General. Subject to the terms of the Plan, the Committee will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as the Committee specifies, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees, the Committee (as described in Section 4(b) of the Plan) may designate the Awards as subject to the requirements of Code Section 162(m), in which case the provisions of the Awards are intended to conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” However, the Committee retains the discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including the Performance Objectives or other performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, to the extent specified on the Date of Grant, the number of shares of Common Stock or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Committee (but not increased) on the basis of such further considerations that the Committee in its sole discretion shall determine. No Award subject to Code Section 162(m) shall be granted or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b)	Performance Objectives. Performance Objectives will be based on one or more of the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results: (i) earnings per share (on a fully diluted or other basis), (ii) pretax or after tax net income, (iii) operating income, (iv) gross revenue, (v) profit margin, (vi) stock price targets or stock price maintenance, (vi) working capital, (vii) free cash flow, (viii) cash flow, (ix) return on equity, (x) return on capital or return on invested capital, (xi) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures, or (xiv) any combination of these measures.

The Committee shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms, may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

For Awards intended to comply with Code Section 162(m), the measures used in setting Performance Objectives under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Committee may either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or restructuring activities, (5) gains or charges related to the sale or impairment of assets, (6) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (7) the impact of any change in tax law that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) which exceeds $10 million, and (8) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Objectives set for the given Performance Period and specified by the Committee within the Applicable Period, unless in each case the Committee decides otherwise within the Applicable Period; provided, that with respect to the gains and charges referred to in sections (3) through (6), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded. In addition to the Performance Objectives established for any Award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such Award, any Award that is intended to comply with Code Section 162(m) shall not vest under its terms unless the Company has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been satisfied.

15.	Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Administrator will make a proportionate and appropriate adjustment in the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the number of shares of Common Stock underlying each outstanding Award; (b) the number of shares of Common Stock which thereafter may be made the subject of Awards including the limit specified in Section 5(a) regarding the number of shares available for Awards granted in any form other than Options or SARs; and (c) the number and type of shares of Common Stock specified as the annual per-Participant limitation under Section 5(b). Unless the Administrator determines another method would be appropriate, any such adjustment to an Option or SAR will not change the total price with respect to shares of Common Stock underlying the unexercised portion of an Option or SAR but will include a corresponding proportionate adjustment in the Option’s or SAR’s Exercise Price.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate to the items set forth in subsections (a) – (c) in the preceding paragraph.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 15 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Substantial Corporate Change.

(a)	Definition. A Substantial Corporate Change means the consummation of:

(i)	the dissolution or liquidation of the Company; or

(ii)	the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity (other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity); or

(iii)	the sale of all or substantially all of the assets of the Company to another person or entity; or

(iv)	any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

(b)	Treatment of Awards. Upon a Substantial Corporate Change, the Plan and any forfeitable portions of the Awards will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided. Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, the Administrator will either:

(i)	provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; or

(ii)	for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of an amount in cash, cash equivalents, or successor equity interests substantially equal to the Fair Market Value under the transaction (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)).

17.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States;

(d)	Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

18.	Legal compliance. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

19.	Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:

(a)	that the shares of Common Stock received under the Award are not so registered;

(b)	that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and

(c)	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

20.	Tax Withholding. The Participant must satisfy all applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership or nonforfeitability under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from the Participant’s compensation, the Participant must pay the Company, with a cashier’s check or certified check, the full amounts required for withholding. Payment of withholding obligations is due at the same time as is payment of the Exercise Price or lapse of restrictions, as applicable. If the Administrator so determines, the Participant may instead satisfy the withholding obligations (a) by directing the Company to retain shares of Common Stock from the Option exercise or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the Participant acquires at the Option exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate.

21.	Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its discretion, expressly provide that a Participant may transfer his Award, without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) trusts for the benefit of such family members, or (c) partnerships whose only partners are such family members.

22.	Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to have a material adverse effect on the Participant or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards, Award Certificates and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to increase the exercise or purchase price of an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.

23.

Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.

24.	Effect on Outstanding Options. All options outstanding under the 1998 Plan will remain subject to the terms of the 1998 Plan; provided, however, that limitations imposed on such options by Rule 16b-3 will continue to apply only to the extent Rule 16b-3 so requires.

25.	Effect on Other Plans. Whether receiving or exercising an Award causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

26.	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, Employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

27.	No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment.

28.	Governing Law. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

29.	Duration of Plan. The Plan shall become effective upon its approval by Company shareholders. Unless the Board extends the Plan’s term, the Administrator may not grant Awards after May 15, 2017. The Plan will then terminate but will continue to govern unexercised and unexpired Awards. No additional Awards shall be granted under the Company’s 1998 Plan following the approval of the Plan by the Company’s shareholders.

30.	Section 409A Requirements. Notwithstanding anything to the contrary in this Plan or any Award agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to a participant under this Plan and any Award. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Code Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, no payments due under this Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the participant’s separation from service, or (ii) the participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the participant’s separation from service. If this Plan or any Award fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the participant by Code Section 409A, and the participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.

DANAHER

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposals 4-6.

1. Election of directors:

For Against Abstain

01 - Mortimer M. Caplin

04 - Linda P. Hefner

For Against Abstain

02 - Donald J. Ehrlich

For Against Abstain

03 - Walter G. Lohr, Jr.

For Against Abstain

2. To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2009.

4. To act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt specified principles relating to the employment of any named executive officer.

6. To act upon a shareholder proposal requesting that Danaher’s Board of Directors issue a report identifying policy options for eliminating exposure of the environment and dental consumers to mercury from dental amalgams sold by Danaher.

For Against Abstain

3. To approve certain amendments to Danaher’s 2007 Stock Incentive Plan.

5. To act upon a shareholder proposal requesting that Danaher’s Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following termination of their employment.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

DANAHER

Proxy — DANAHER CORPORATION

Notice of 2009 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Danaher Corporation for Annual Meeting on May 5, 2009

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Danaher Corporation to be held on May 5, 2009 or at any postponement or adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

(Items to be voted appear on reverse side.)